UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Ormat Technologies, Inc.
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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2021

To Our Stockholders:

Ormat Technologies, Inc. joins the world in reflecting on 2020 as a year of unprecedented challenges.  Almost every person, company and industry unfortunately was impacted by the COVID-19 pandemic.  Ormat adapted quickly to the rapidly evolving circumstances, enabling the Company to protect its global workforce, continue to serve customers and execute on its business plan during this very difficult time.

On behalf of the Board of Directors, I cordially invite you to attend the 2021 Annual Meeting of Stockholders of Ormat Technologies, Inc. to be held on May 5, 2021 at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). In light of developments regarding the coronavirus (COVID-19) and in consideration of medical and governmental recommendations limiting the number of persons that may gather at public events, we would like to inform you that the Annual Meeting will be a completely virtual meeting, conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting https://web.lumiagm.com/251938693 and entering the password ora2021.

The purpose of the Annual Meeting is to:

1.	elect the nine director nominees listed in the accompanying proxy statement;

2.	ratify the appointment of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for 2021;

3.	approve, in a non-binding, advisory vote, the compensation paid to our named executive officers; and

4.	transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 11, 2021 may vote at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2021:

☐	This Proxy Statement and 2020 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2020 are available at http://materials.proxyvote.com/686688.

By order of the Board of Directors,	Isaac Angel Chairman of the Board

March 25, 2021

PROXY STATEMENT-TABLE OF CONTENTS

i

ORMAT TECHNOLOGIES, INC.
6140 Plumas St.,
Reno, Nevada 89519

2021 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Ormat Technologies, Inc. (“Ormat” or the “Company”) is making this Proxy Statement available to you in connection with the solicitation of proxies on its behalf for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on May 5, 2021 at 10:00 a.m., Eastern Daylight Time. In light of developments regarding the coronavirus (COVID-19) and in consideration of medical and governmental recommendations limiting the number of persons that may gather at public events, the Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast.

At the Annual Meeting, our stockholders will:

(i)	vote to elect the nine director nominees listed herein;

(ii)	vote to ratify the appointment of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm for 2021;

(iii)	vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers (“NEOs”); and

(iv)	transact any other business that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 11, 2021 may vote at the Annual Meeting.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that permit companies to furnish proxy materials to stockholders via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one by following the instructions contained in the Notice. The Notice instructs you on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), via the Internet, as well as how to vote online or by telephone. We are first making this Proxy Statement and accompanying materials available to our stockholders on or about March 25, 2021.

YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY VOTE OVER THE INTERNET, BY PHONE OR BY SIGNING AND DATING A PROXY CARD AND RETURNING IT TO US BY MAIL.

By submitting your proxy using any of the methods specified in the Notice, you authorize each of Doron Blachar, our Chief Executive Officer and Assaf Ginzburg, our Chief Financial Officer, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Either one of them may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.

Questions and Answers about the Annual Meeting and Voting

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting to be held on May 5, 2021, and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice and made these proxy materials available to you on the Internet or (2) delivered printed versions of these materials, including a proxy card, to you by mail.

How can I attend and vote at the Annual Meeting?

To be admitted to the Annual Meeting, go to https://web.lumiagm.com/251938693. In order to gain access, stockholders of record as of March 11, 2021 (the “Record Date”) should click on “I have a login,” enter the control number found on your proxy card, voting instruction form or notice you previously received and enter the password “ora2021” (the password is case sensitive).

If your shares are held in “street name” through a broker, bank or other nominee, to be admitted to the Annual Meeting, you may also need to obtain a legal proxy reflecting the number of shares of common stock of the Company you held as of the record date, along with your name and email address, and a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on April 30, 2021.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost. We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will be providing stockholders with the ability to submit appropriate questions real-time via the meeting website https://web.lumiagm.com/251938693.  We are limiting questions to one per stockholder unless time otherwise permits.  We will be answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•
By Internet - You may submit your proxy by going to www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You will need the Notice or proxy card in order to vote by Internet.

•
By Telephone - You may submit your proxy by using a touch-tone telephone to call toll-free 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and following the instructions. You will need the Notice or proxy card in order to vote by telephone.

•
By Mail - You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 4, 2021 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 4, 2021.

What am I voting on at the Annual Meeting?

At the Annual Meeting, there are three proposals scheduled to be voted on:

•	Proposal 1: elect the nine director nominees listed in this Proxy Statement (the “Nominee Proposal”);

•	Proposal 2: ratify the appointment of PwC as our independent registered public accounting firm for 2021 (the “Ratification Proposal”); and

•	Proposal 3: approve the compensation of our NEOs on an advisory basis (the “Say-on-Pay Proposal”).

Members of our management team and a representative of PwC will be present at the Annual Meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. The only class of stock entitled to vote at the Annual Meeting is Ormat common stock, par value $0.001 per share (the “Common Stock”). Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder. On the Record Date, there were 55,983,341 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his, her or its name. Shares held in “street name” are shares that are held in the name of a bank or broker on a person’s or entity’s behalf.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held in street name, the Notice will be forwarded to you by your bank or brokerage firm, along with a voting instruction card. You may vote by directing your bank or brokerage firm how to vote your shares. In most instances, you will be able to do this over the Internet, by telephone, or by mail as indicated below.

Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it may vote on matters that the NYSE determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Ratification Proposal is a routine matter, but the Nominee Proposal and Say-on-Pay Proposal are not considered to be routine matters, so the broker or bank cannot vote your shares on the Nominee Proposal and Say-on-Pay Proposal unless you provide voting instructions for each of these matters. If you do not provide voting instructions on a “non-routine” matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.”

As a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a proxy form from your broker or bank to use at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, the holders of a majority of the shares of Common Stock outstanding on the Record Date represented in person or by proxy shall constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What does it mean if I receive more than one Notice or proxy card about the same time?

It generally means you hold shares in more than one brokerage account. To ensure that all of your shares are voted, please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

Can I change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a record holder of shares, you may revoke your proxy or change your vote at any time before it is actually voted:

●	by signing and delivering another proxy with a later date that is received no later than May 4, 2021;

●	by voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 4, 2021;

●	by sending a written statement to that effect to the Company’s Corporate Secretary, provided that such statement is received no later than May 4, 2021; or

●	by voting via the Internet at the Annual Meeting.

Please note, however, that if you are a beneficial owner of shares and you wish to revoke your proxy or vote at the Annual Meeting, you must follow the instructions provided to you by your bank, broker or other record holder and/or obtain from the record holder a proxy issued in your name. Your attendance via the Internet at the Annual Meeting will not, by itself, revoke your proxy.

Who will count the votes?

Ormat’s transfer agent, American Stock Transfer & Trust Company, will tabulate and certify the votes. A representative of the transfer agent may serve as an inspector of election.

What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed	Impact of Abstain Vote
Proposal 1 – Nominee Proposal	Majority of votes cast – "FOR" must exceed "AGAINST" votes	"FOR" "AGAINST" "ABSTAIN"	"FOR"	No	None
Proposal 2 – Ratification Proposal	Majority of votes present in person or represented by proxy and entitled to vote on this item of business	"FOR" "AGAINST" "ABSTAIN"	"FOR"	Yes	"AGAINST"
Proposal 3 – Say-on-Pay Proposal	Majority of votes present in person or represented by proxy and entitled to vote on this item of business	"FOR" "AGAINST" "ABSTAIN"	"FOR"	No	"AGAINST"
(1)	If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

Who will pay for the cost of this proxy solicitation?

        We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company has also retained Morrow Sodali to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL 1 – ELECTION OF DIRECTORS

There are currently ten members of the Board.  As previously disclosed, Ravit Barniv will not be standing for reelection at the expiration of her current term at the Annual Meeting. In addition, in accordance with the Governance Agreement the Company entered into with ORIX Corporation (“ORIX”) on May 4, 2017 (the “Governance Agreement”), ORIX recommended the appointment to the Board of Mike Nikkel to the Nominating and Corporate Governance Committee for consideration to replace Stan H. Koyanagi.  Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated the following slate of nominees for a one-year term expiring in 2022: Isaac Angel, Albertus Bruggink, Dan Falk, David Granot, Mike Nikkel, Dafna Sharir, Stanley B. Stern, Hidetake Takahashi and Byron G. Wong. Action will be taken at the Annual Meeting for the election of these nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Isaac Angel, Albertus Bruggink, Dan Falk, David Granot, Mike Nikkel, Dafna Sharir, Stanley B. Stern, Hidetake Takahashi and Byron G. Wong except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2021

The following information describes the offices held and other business directorships of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Isaac Angel.  Isaac Angel, 64, has been a member of our Board since July 2020.  Upon joining the Board, Mr. Angel was appointed as Executive Chairman of the Board in order to assist with the transition of his prior responsibilities to the new CEO. As of January 1, 2021, Mr. Angel is no longer serving as Executive Chairman of the Board, but he continues to serve as Chairman of the Board. Mr. Angel began serving as an officer of the Company in April 2014 and served as our CEO from July 2014 to July 2020. Mr. Angel was appointed to serve as Chairman of the Board of Gilat Satellite Networks Ltd., a publicly listed company, in March 2020. Mr. Angel served as a director of Retalix Ltd. from 2012 until 2013 and as a director of Frutarom Ltd. from 2008 until 2016. From 2008 to 2009, Mr. Angel served as Executive Chairman of LeadCom Integrated Solutions Ltd. From 2006 to 2008, Mr. Angel served as Executive Vice President, Global Operations of VeriFone after the acquisition of Lipman Electronic Engineering Ltd. (“Lipman”) by VeriFone. From 1979 to 2006, he served in various positions at Lipman, including as its President and CEO.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Angel’s extensive experience with our Company, his management experience and his institutional and strategic knowledge about our energy market, industry and our business when evaluating his qualifications to serve as a director on the Board.

Albertus “Bert” Bruggink. Bert Bruggink, 57, has been a member of our Board since June 2020. Mr. Bruggink is currently an independent consultant based in the Netherlands and he is a corporate advisor to ORIX. In 2016, Mr. Bruggink stepped down as the Chief Financial Officer of Rabobank after the maximum term of twelve years. He worked for 30 years at Rabobank in different roles in finance, risk management and treasury/capital markets, both domestically and internationally. During his career he served on a number of boards of directors, predominantly in the Netherlands, and has served as the chairman of the audit committees of such boards on a number of occasions. Mr. Bruggink received an MSc in Industrial Engineering from University of Twente in 1986 and a PhD in Financial Engineering from University of Twente in 1989. He is currently a part time professor in Financial Engineering and Risk Management at University of Twente.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Bruggink’s extensive knowledge and experience in the financial markets, risk management and global accounting practices when evaluating his qualifications to serve as a director on the Board.

Dan Falk. Dan Falk, 76, has been a member of our Board since November 2004 and Lead Independent Director since August 2020. From 2001 to 2004, Mr. Falk was a business consultant to several public and private companies. From 1999 to 2000, Mr. Falk was Chief Operating Officer and Chief Executive Officer of Sapiens International N.V. From 1995 to 1999, Mr. Falk was an Executive Vice President of Orbotech Ltd. From 1985 to 1995, Mr. Falk was Vice President of Finance and Chief Financial Officer at Orbot Systems Ltd. and Orbotech Ltd. Mr. Falk also serves as a member of the board of directors of Nice Systems Ltd., a NASDAQ-listed company. During the past five years, Mr. Falk served as a member of the board of directors of the following public companies, for which he no longer serves as a director: Attunity Ltd., Orbotech Ltd., Advanced Vision Technology (AVT) Ltd. and Orad Hi Tech Systems Ltd. Mr. Falk received a BA in Economics and Political Science from Hebrew University in 1968 and an MBA from Hebrew University in 1972.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Falk’s financial reporting expertise and the breadth of his financial and business knowledge when evaluating his qualifications to serve as a director on the Board.

David Granot.  David Granot, 74, has been a member of our Board since May 2012. From 2001 through 2007, Mr. Granot was the Chief Executive Officer of the First International Bank of Israel Ltd.  Mr. Granot currently serves on the public company boards of directors of Bezeq Israeli Telecommunication Co. Ltd., MALRAN Ltd. (chairman of the board) and Protalix Ltd.  Mr. Granot also currently serves on the following private company boards of directors:  Sonol Ltd., Akerstein Ltd. and Fritz Companies Israel T. Ltd. (chairman of the board). Mr. Granot also serves as the chairman of the investment committees of Tel Aviv University and of Meitav-Dash (which manages approximately 120 billion shekel of assets). During the past five years, Mr. Granot served as a member of the board of directors of the following non-U.S. public and private companies, for which he no longer serves as a director: Alrov (Israel) Ltd., Geregu Power Plc, Harel Insurance, Investment and Finance Ltd. (chairman of the investments committee of the Nostro), Calcalit Jerusalem Ltd. and Tempo Beverages Ltd. He earned a BA in Economics and an MBA from the Hebrew University in Jerusalem.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Granot’s extensive management, banking and financial experience, and his overall business knowledge when evaluating his qualifications to serve as a director on the Board.

Mike Nikkel.  Mike Nikkel, 56, currently serves as Senior Managing Director of the Energy and Eco- Services Business Headquarters of ORIX where he assists with business development and management, mainly in the Asia-Pacific region. Mr. Nikkel joined ORIX in 2016. He has held senior management positions in the energy and infrastructure sectors across development, finance, legal and management for more than 25 years. Mr. Nikkel started his career in the sector at the AES Corporation in 1996 where he became Vice President and Head of Business Development as well as Chief Financial Officer of the firm’s Asian operations before departing the company in 2003. From there he has been Managing Director and a regional head at CLP Holdings, the Chief Executive Officer of a joint venture between CLP and the Mitsubishi Corporation, the Asia-based Partner at private equity firm Global Infrastructure Partners as well as the internal infrastructure and energy advisor to the Jardine Matheson and Astra International group of companies. He has served on a number of boards of directors and various of their committees including the board and executive committee of publicly listed Electricity Generating PLC of Thailand. Mr. Nikkel holds a JD from the University of Minnesota Law School.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Nikkel’s extensive experience in the energy and infrastructure sectors across development, finance, legal and management when evaluating his qualifications to serve as a director on the Board.

Dafna Sharir.  Dafna Sharir, 52, has been a member of our Board since May 2018. Ms. Sharir has served on the board of directors of Frutarom Industries Inc. from 2013 to 2018 and the board of directors of Gilat Satellite Networks since 2016. From 2012 to 2015, she served on the board of directors of Ormat Industries Inc., which was merged into Ormat Systems Ltd. in February 2015. Since 2005, Ms. Sharir has served as a consultant, providing mergers and acquisitions advisory services, including with respect to due diligence, structuring and negotiation, to public and private companies around the world. From 2002 to 2005, she served as Senior Vice President – Investments of AMPAL, a US public company and was responsible for all of AMPAL’s acquisitions and dispositions. From 1999 to 2002, she served as Business Development – Director of Mergers and Acquisitions at AMDOCS and was responsible for international acquisitions and equity investments. Ms. Sharir earned an LL.B from Tel Aviv University School of Law and a BA in Economics from Tel Aviv University School of Economics, as well as an LLM from New York University School of Law and an MBA from INSEAD.

Our Board and the Nominating and Corporate Governance Committee considered in particular Ms. Sharir’s extensive domestic and international financial and legal experience specifically in mergers and acquisitions when evaluating her qualifications to serve as a director on the Board.

Stanley B. Stern. Stanley B. Stern, 63, has been a member of our Board since November 2015. Mr. Stern is the Managing Partner of Alnitak Capital, which he founded in 2013 to provide board level strategic advisory services and merchant banking services, primarily to companies in technology-related industries. From 1981 to 2000 and from 2004 to 2013, he was a Managing Director at Oppenheimer & Co, where, among other positions, he was head of the investment banking department and technology investment banking group. He also held positions at Salomon Brothers, STI Ventures and C.E. Unterberg. Mr. Stern has served as chairman of the board of directors of Audiocodes, Inc. since 2012, and serves as a member of the board of directors of the following public companies:  Ekso Bionics Holdings, Inc. since 2015, Polypid Ltd. since June 2020 and Radware Ltd. since September 2020. In the past, Mr. Stern served from 2015 to 2018 as the chairman of the board of directors of SodaStream International Ltd. until its sale to Pepsico in 2018 and as a member of the board of directors of the following public and private companies, for which he no longer serves as a director: Given Imaging, Fundtech Inc., Tucows, Inc. (Chairman) and Odimo, Inc. He earned a BA in Economics and Accounting from City University of New York, Queens College, and an MBA from Harvard University.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Stern’s extensive management, banking and financial experience across a broad spectrum of industries when evaluating his qualifications to serve as a director on the Board.

Hidetake Takahashi. Hidetake Takahashi, 50, has been a member of our Board since June 2020. Mr.  Takahashi currently serves as an Executive Officer and Head of Energy and Eco-Services Business Headquarters at ORIX, where he has been leading ORIX’s global renewable energy initiative since 2011 and is leading global energy and eco-services business. Mr. Takahashi joined ORIX in 1993 and has held a variety of investment, management and business operations positions for the firm in multiple industry sectors, including energy, private equity, real estate, and corporate finance. He currently serves as a member of the board of directors of private companies invested by ORIX including Bitexco Power Corporation, a leading renewable energy company in Vietnam, and he previously served as a member of the board of directors of Ubiteq Inc. (a technology services company listed on the Tokyo Stock Exchange) and as an Executive Officer of Daikyo Incorporated (a real estate company listed on the Tokyo Stock Exchange prior to its acquisition by ORIX).  He received a Bachelor of Economics degree from Keio University (Japan) in 1993.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Takahashi’s extensive experience and knowledge related to the renewable energy sector when evaluating his qualifications to serve as a director on the Board.

Byron G. Wong.  Byron G. Wong, 69, has been a member of our Board since July 2017. Mr. Wong has been a private energy consultant following his retirement from Chevron Corporation (“Chevron”) at the end of 2012 after more than 31 years with Chevron, its affiliates and predecessor companies. While at Chevron, from 2001 to 2012, Mr. Wong was Senior Vice President - Commercial Development (Asia) for Chevron Global Power Company, managing a team of professionals in identifying and developing opportunities for independent power projects to monetize Chevron’s gas in the region, and also participating as a member of a decision review board for overseeing Chevron’s geothermal development opportunities in Indonesia and the Philippines. Prior to the merger with Chevron in 2001, Mr. Wong established and staffed the initial Asian office location for Texaco Power and Gasification in Singapore in 1999. Before moving to Singapore, from 1995 to 1999 Mr. Wong was based in London with Texaco Europe, first as the Director of New Business Development (Downstream) for Central/Eastern Europe and Former Soviet Union, with primary responsibility for developing Texaco’s downstream entry into this region; then second, from 1998 to early 1999 as Vice President of Upstream Corporate Development for Europe, Eurasia, Middle East and North Africa, focusing on opportunities for upstream oil and gas mergers, divestments and acquisitions. Mr. Wong received both his BA in Economics and his MBA in Finance from the University of California at Los Angeles.

Our Board and the Nominating and Corporate Governance Committee considered in particular Mr. Wong’s extensive experience and proficiency in understanding, developing and managing energy and power projects globally when evaluating his qualifications to serve as a director on the Board.

Directors are elected by a majority of all votes cast for the election of each director at the Annual Meeting, except for contested elections in which there are a greater number of candidates than there are seats to be filled, in which case a plurality voting standard will apply.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Overview

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business and affairs through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. On May 4, 2017, the Company entered into a Governance Agreement with ORIX in connection with an agreement between ORIX, certain former stockholders of the Company, Isaac Angel, the Company’s current Chairman of the Board and former CEO, and Doron Blachar, the Company’s CEO, pursuant to which ORIX agreed to purchase approximately 22.1% of our Common Stock (the “ORIX Transaction”) for approximately $627 million. The Governance Agreement described below under “Transactions with Related Persons”, which became effective on July 26, 2017 upon the closing of the ORIX Transaction, provides ORIX the right, for as long as ORIX and its affiliates collectively hold at least 18% of the voting power of all of the Company’s outstanding voting securities, to nominate three directors to our Board and jointly propose and nominate with the Company a director who is independent in accordance with the NYSE listing standards and SEC rules and regulations and who does not have, and within the three years prior to his or her becoming a director nominee of the Company has not had, any material relationship with ORIX or its affiliates (the “Independent ORIX Director”). If ORIX and its affiliates collectively hold less than 18% of the voting power of all of the Company’s outstanding voting securities but greater than or equal to 13% of the voting power of all of the Company’s outstanding voting securities, ORIX has the right to nominate two directors to our Board and jointly propose and nominate with the Company the Independent ORIX Director.  If ORIX and its affiliates collectively hold less than 13% of the voting power of all of the Company’s outstanding voting securities but greater than or equal to 5% of the voting power of all of the Company’s outstanding voting securities, ORIX has the right to nominate one director to our Board, but will no longer have the right to jointly propose and nominate with the Company the Independent ORIX Director. If ORIX holds less than 5% of the voting power of all of the Company’s outstanding voting securities, ORIX does not have the right to nominate any directors to our Board. Currently, ORIX has proposed the nomination of three directors (Messrs. Bruggink, Nikkel and Takahashi) and has jointly proposed an Independent ORIX Director (Mr. Wong).

On April 13, 2020, the Company and ORIX entered into an amendment (the “Amendment”) to the Governance Agreement that facilitates the expansion of the Board of Directors in order to allow the addition of Mr. Angel as a director prior to his retirement as CEO of the Company on July 1, 2020.  Pursuant to the Amendment, the Company is also required to take all such steps as are necessary to ensure that only nine or fewer individuals are nominated as director nominees for approval by stockholders at the annual meeting that will occur in 2021.

See “Transactions with Related Persons” below for further information concerning the ORIX Transaction and the Amendment.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.ormat.com), the Board will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that all of the current directors and director nominees other than Mr. Angel are independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. Our Board has also determined that each of Messrs. Falk, Granot, Stern and Wong is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

The Board maintains the flexibility to determine whether the roles of Chairman of the Board and CEO should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time.  The Board believes that this flexibility is in the best interest of the Company. Our Bylaws provide for the position of Lead Independent Director, which can be used if the roles of Chairman and CEO are combined or separated. Currently, the CEO position is separate from the Chairman of the Board position. We believe that the separation of the Chairman and CEO positions is appropriate corporate governance for us at this time. Accordingly, Mr.  Angel serves as Chairman, while Mr. Blachar serves as our CEO and does not serve on our Board. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, the Chairman’s attention to Board and committee matters allows the CEO to focus more specifically on overseeing the Company’s day-to-day operations as well as strategic opportunities and planning.

Mr. Angel, our former CEO, was elected to the Board at the Company’s Annual Meeting held in June 2020 and, effective as of July 1, 2020, was appointed to serve as Chairman of the Board.  In addition, in light of the coronavirus (COVID-19) outbreak, Mr. Angel assumed the additional role of Executive Chairman until December 31, 2020. When Mr. Angel ceased to serve as Executive Chairman, he continued to serve as Chairman of the Board.  While he was serving as Executive Chairman, his duties and responsibilities included active engagement in strategic decisions of the Company and participating in the development of the Company's long-term strategic plan and overseeing and inspiring leadership and management, in light of the challenges and developments regarding the COVID-19 outbreak.  Following the commencement of Mr. Angel’s service as Executive Chairman, the Board of Directors appointed Mr. Falk as a Lead Independent Director from its ranks whose responsibilities are as set out in Section 3.17 of the Company’s Bylaws.

Executive Sessions

The Board regularly meets in executive session with no members of management present.  The independent directors of the Board also meet in executive session with no members of management present.  Executive sessions are chaired by the Lead Independent Director.  Each of the committees of the Board also meets regularly in executive session.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
Isaac Angel Chairman
Ravit Barniv*(4)	X	X, Chair	X
Dan Falk* Lead Independent Director	X, Chair	X
Albertus “Bert” Bruggink*				X(3)
David Granot*	X		X	X, Chair
Stan H. Koyanagi*		X(1)
Hidatake Takahashi*			X(2)
Dafna Sharir*		X		X
Stanley B. Stern*	X		X, Chair
Byron G. Wong*	X

(1)	Appointed to serve on the Compensation Committee in accordance with the terms of the Governance Agreement.

(2)	Appointed to serve on the Nominating and Corporate Governance Committee in accordance with the terms of the Governance Agreement.

(3)	Appointed to serve on the Investment Committee in accordance with the terms of the Governance Agreement.

(4)	Ms. Barniv has notified us that she will not stand for reelection at the Annual Meeting, leaving the Board effective at the conclusion of the Annual Meeting.

*          Independent director

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2020, the Board met in person or by videoconference 13 times. During 2020, (i) the Audit Committee met in person or by videoconference six times, (ii) the Nominating and Corporate Governance Committee met in person or by videoconference three times, (iii) the Compensation Committee met in person or by videoconference six times and (iv) the Investment Committee met in person or by telephone three times. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served) other than Todd Freeland who did not stand for reelection to the Board at the 2020 annual meeting of stockholders. All of the directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders other than Mr. Freeland and Yuichi Nishigori who did not stand for reelection to the Board at the 2020 annual meeting of stockholders. Pursuant to the Governance Agreement, (i) the Compensation Committee, Nominating and Corporate Governance Committee and all other Board Committees must consist of two directors designated by the members of our Board that were not designated by ORIX and one director designated by ORIX and (ii) the Audit Committee must consist of two directors designated by the members of our Board that were not designated by ORIX and the Independent ORIX Director.

Audit Committee. All members of the Audit Committee are “independent” in accordance with the NYSE listing standards and SEC rules applicable to boards of directors in general and audit committee members in particular. The Board has determined that Mr. Falk qualifies as an “audit committee financial expert” as defined by the applicable SEC rules and that each member of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE.

The Audit Committee selects, on behalf of our Board, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent registered public accounting firm its independence, reviews and discusses the audited financial statements with the independent registered public accounting firm and manages and reviews our compliance with legal and regulatory requirements with respect to accounting policies, internal controls and financial reporting. In addition, the Audit Committee oversees the procedures established by the Company for receiving and addressing anonymous complaints regarding financial or accounting irregularities, among other things.

The charter of the Audit Committee is available on the Company’s website at www.ormat.com.

Compensation Committee.  All members of the Compensation Committee are “independent” in accordance with our Corporate Governance Guidelines, the NYSE listing standards and SEC rules applicable to boards of director in general and compensation committees in particular. In addition, at least two members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee operates pursuant to a written charter adopted by the Board, which sets forth the duties and responsibilities of the Compensation Committee, which include (i) annual review and approval of corporate goals and objectives relevant to the compensation of our CEO and other executive officers, (ii) evaluation, as a committee or together with the other independent directors (as directed by the Board), of the performance of our CEO and other executive officers in light of these goals and objectives and their individual achievements, (iii) approval and recommendation to our Board for approval of the compensation of our CEO and other executive officers based on this evaluation and (iv) periodic review and approval of all elements of our CEO’s and other executive officers’ compensation, including cash-based and equity-based awards and opportunities, any employment agreements and severance agreements, any change in control agreements and any special or supplemental compensation and benefits for our CEO and other executive officers.

The Compensation Committee’s duties and responsibilities also include:

•	making recommendations to our Board as to changes in Ormat’s general compensation philosophy;

•
making recommendations to our Board with respect to the adoption, amendment, termination or replacement of incentive compensation, equity-based plans, revenue sharing plans or other compensation plans maintained by the Company;

•	making recommendations to our Board as to the appropriate compensation for Board members; and

•	monitoring Ormat’s compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation.

The charter of the Compensation Committee is available on the Company’s website at www.ormat.com.

Nominating and Corporate Governance Committee.  All members of the Nominating and Corporate Governance Committee are “independent” in accordance with our Corporate Governance Guidelines, the NYSE listing standards and SEC rules applicable to board of directors in general.

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibilities by developing criteria and qualifications for Board membership, identifying and approving individuals who meet such criteria and are qualified to serve as members of our Board, selecting director nominees for our annual meetings of stockholders, developing and recommending to our Board corporate governance guidelines and monitoring compliance with such guidelines and reviewing the adequacy of our certificate of incorporation and bylaws.

The Nominating and Corporate Governance Committee develops guidelines that set forth the criteria and qualifications for Board membership, including, but not limited to, minimum individual qualifications, relevant career experience and technical skills, industry knowledge and experience, financial expertise, geographic ties, familiarity with the Company’s business, independence under applicable SEC rules and regulations and the NYSE listing standards, gender, ethnic and racial background and ability to work collegially with others. The Nominating and Corporate Governance Committee uses these guidelines to identify, interview and evaluate potential director candidates to determine their qualifications to serve on our Board as well as their compatibility with the culture of the Company, its philosophy and its Board and management.

As mentioned above, the Nominating and Corporate Governance Committee and the Board include “gender, ethnic and racial background” as one of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Corporate Governance Committee carefully consider is the importance to the Company of diversity in board composition. Moreover, when considering director candidates, the Nominating and Corporate Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board's effectiveness and, as required by the Governance Guidelines, result in the Board having a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business.

The Nominating and Corporate Governance Committee considers the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers potential director candidates. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee is responsible for conducting appropriate inquiries into the backgrounds and qualifications of potential director candidates and their suitability for service on our Board.

In the case of Mr. Nikkel, the Board, upon the recommendation ORIX, approved him as director nominee pursuant to the Governance Agreement described below under “Transactions with Related Persons.”

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders in the same manner in which the Nominating and Corporate Governance Committee evaluates any other director candidate.

Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, 6140 Plumas St., Reno, Nevada 89519. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the section entitled “Stockholder Proposals for the 2022 Annual Meeting of Stockholders.”

The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.ormat.com.

Investment Committee. All members of the Investment Committee are “independent” in accordance with our Corporate Governance Guidelines, the NYSE listing standards and SEC rules applicable to board of directors in general.

The Investment Committee assists our Board in evaluating and determining the hedging transactions that we may enter into to hedge our exposure to certain risks and currencies and makes recommendations and determinations as to the investment of our cash and cash-equivalents, all in accordance with the investment policy adopted by our Board (the “Investment Policy”).

The Investment Policy outlines general guidelines for investment by the Company, including the type and amount of investment, the desired time period for the investment, and the authority to and procedures for making the investment, and meets on an as-needed basis as instructed by our Board.

The Charter of the Investment Committee is available on the Company’s website at www.ormat.com.

Special Committee.  On March 2, 2021, the Board established a Special Committee of independent directors to investigate, among other things, certain claims made in a report published by a short seller regarding the Company’s compliance with anti-corruption laws. The Special Committee is working with outside legal counsel to review the claims made and determine whether additional steps are warranted. All members of the Special Committee are “independent” in accordance with our Corporate Governance Guidelines, the NYSE listing standards and SEC rules applicable to board of directors in general.

Board and Committee Evaluations

Every year, the Board and each of its committees evaluate and discuss their respective performance and effectiveness. In 2020, the Board and committee evaluation was led by the Company’s outside counsel who is specialized in corporate governance matters. These evaluations were conducted by providing each director with detailed questionnaires relating to the Board and its committees. All responses from directors are kept confidential and anonymous. These evaluations cover a wide range of topics, including, but not limited to, the fulfillment of the Board and committee responsibilities identified in the Governance Guidelines and committee charters. The evaluations address the Board’s knowledge and understanding of, and performance with respect to, the Company’s business, strategy, values and mission, the appropriateness of the Board’s structure and composition, the communication among the directors and between the Board and management and the Board’s meeting process. Each committee reviews, among other topics, how the committee has satisfied the responsibilities contained in its charter in the past year as well as the organization of the committee, the committee meeting process and the committee’s oversight. Following the interviews with each director, outside counsel prepares a report that aggregates and summarizes for the Board and its committees the findings based on the interviews. The Board and its committees then discuss the finding and consider what, if any, actions should be implemented to enhance future performance.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company.  Mr. Koyanagi, who was appointed to our Board and who serves on the Compensation Committee in accordance with the Governance Agreement, is an affiliate of ORIX.  We are parties to certain transactions with ORIX described in “Transactions with Related Persons” section of this Proxy Statement.

During 2020, none of our executive officers served on the board of directors or compensation committee of any other company that has an executive officer serving on our Board or the Compensation Committee.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on our website at www.ormat.com. You may also request a printed copy of our Code of Business Conduct and Ethics and Corporate Governance Guidelines free of charge, by writing to the Company at the address appearing in this Proxy Statement or by calling us at (775) 356-9029.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with a member or members of our Board, including the chairman of the Board, chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group by addressing such communications to the Corporate Secretary, Ormat Technologies, Inc., 6140 Plumas St., Reno, Nevada 89519. Such communications received from stockholders may be done confidentially or anonymously.

Board’s Role in Risk Oversight

As part of our Board’s quarterly meetings, our Board assesses on an ongoing basis the risks faced by the Company in executing its business plans. These risks include financial, industrial, technological (including cybersecurity exposures and the steps management has taken or plans to take with respect to these exposures), competitive and operational risks and exposures, both from a global perspective and on a power plant-by-power plant basis. Our Board receives updates from management on the primary cyber security risks facing the Company and the measures the Company is taking to mitigate such risks.

Our Board dedicates time to review and consider the relevant risks that need to be addressed at the time of the Board meeting. Our CEO presents a report to the Board at each quarterly meeting outlining, among other things, operational risks faced by the Company. Similarly, our CFO presents a report to the Board at each quarterly meeting outlining the financial risks faced by the Company. In addition to the full Board, the Audit Committee and Investment Committee play an important role in the oversight of the Company’s policies with respect to financial risk assessment and risk management, as well as assessing the Company’s major financial risk exposures.

Our Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposures, and our Board and its Committees providing oversight in connection with those efforts and attempts to mitigate identified risks.

Stockholder Engagement Highlights

 Management reaches out to the Company’s largest stockholders at least once each year to facilitate a dialogue regarding governance, compensation, sustainability and other matters. Management reports on the conversations with those investors to the Board and also, as appropriate, to the Compensation Committee. In 2020, the Company took an integrated approach to its stockholder engagement efforts, including with respect to governance, compensation, financial and sustainability matters. Through these integrated efforts, in 2020, the Company approached stockholders, with an offer to meet by phone, representing more than 70% of the Company’s outstanding shares. The stockholder engagement program continues to influence and inform the Company’s policies and practices. In addition, for example, in the past few years based in part on investor input, the Company has:

•	provided additional disclosure in its Sustainability Report regarding management and employee diversity;

•	adjusted compensation practices for executive officers; and

•	enhanced its “Compensation Discussion and Analysis” disclosure.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited (“PwC”), to serve as our independent registered public accounting firm for 2021.

Stockholder approval is not required to appoint PwC as the independent registered public accounting firm for 2021. Our Board believes, however, that submitting the appointment of PwC to the stockholders for ratification is a matter of good corporate governance. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and our stockholders.

As part of the evaluation of its independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead audit partner, the Audit Committee and the Audit Committee Chairman are directly involved in the selection of PwC’s lead audit partner. PwC has continuously served as the Company’s independent registered public accounting firm since 2018.  The Audit Committee and the Board of Directors believe that the continued retention of PWC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

We expect that a representative from PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote.

Audit and Non-Audit Fees

The following tables set forth the aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019 by PwC member firms:

	2020 ($)	2019 ($)
Audit Fees(1)	3,395,880	4,904,430
Audit-Related Fees(2)	341,996	107,960
Tax Fees(3)	1,950,908	1,757,328
All Other Fees(4)	3,870	3,870
Total:	5,692,654	6,773,588

(1)
Audit Fees represent the aggregate fees billed for the audits of the annual financial statements and the Company’s internal control over financial reporting; for review of the financial statements included in the Company’s Form 10-Q filings; for the audits and reviews of certain of our subsidiaries; and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.  Audit fees for the year ended 2020 decreased compared to 2019 mainly due to a decrease in the work related to the Company’s remediation plan due to the progress in developing and implementing the remediation plan..

(2)
Audit-Related Fees represent the aggregate fees billed for services related to the performance of the audit or review of our financial statements and that are not reported under paragraph (1) above, due diligence related to mergers and acquisitions and consulting on financial accounting/reporting standards.

(3)	Tax Fees represent the aggregate fees billed for international tax compliance, tax advice, and tax planning services.

(4)	All Other Fees represent annual software license fees.

Audit Committee Pre-Approval Procedures for Independent Registered Public Accounting Firm

In accordance with our Audit Committee pre-approval policy, all audit and non-audit services performed for us by our independent registered public accounting firm in 2020 and 2019 were pre-approved by the Audit Committee of our Board, which concluded that the provision of such services by PwC member firms was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The pre-approval policy provides for pre-approval of audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter, except as would be considered de minimis under the Exchange Act. A limited authority was delegated to the Chair of the Audit Committee to approve audit, audit-related and tax services in an amount of up to $50,000, provided such approval is reported to the Audit Committee at its next meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN, A MEMBER FIRM OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and the NYSE listing standards.  The Audit Committee operates pursuant to a written charter adopted by the Board.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting processes, principles and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States (“U.S.”). In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2020 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board, including matters concerning the independence of the independent registered public accounting firm. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of tax services to the Company is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the year ended December 31, 2020, for filing with the SEC.

Submitted by the Audit Committee of the Company’s Board.

Dan Falk, Chair Ravit Barniv David Granot Stanley B. Stern Byron G. Wong

The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC under the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position(s) of each of our executive officers, other than Mr. Angel who is presented under “Proposal 1 – Election of Directors” above:

Name	Age	Position
Isaac Angel	64	Chairman of the Board, Former Chief Executive Officer
Doron Blachar	54	Chief Executive Officer
Assaf Ginzburg	45	Chief Financial Officer
Shlomi Argas	56	President and Head of Operations and Products
Ofer Benyosef	57	Executive Vice President—Energy Storage and Business Development
Zvi Krieger	65	Executive Vice President—Electricity Segment
Shimon Hatzir	59	General Manager, Energy Storage and Solutions Segment (On April 1, 2021, Mr. Hatzir will be the Company’s Executive Vice President—Electricity Segment)

Doron Blachar.  Doron Blachar has served as the Company’s CEO since July 1, 2020. Prior to that, Mr. Blachar served as the Company’s CFO from April 2013 to May 2020 and as President from November 2019 to July 2020. From 2011 to 2013, Mr. Blachar served as a member of the board of A.D.O. Group Ltd., a TASE-listed company. From 2009 to 2013, Mr. Blachar was the CFO of Shikun & Binui Ltd. From 2005 to 2009, Mr. Blachar served as Vice President—Finance of Teva Pharmaceutical Industries Ltd. From 1998 to 2005, Mr. Blachar served in a number of positions at Amdocs Limited, including as Vice President—Finance from 2002 to 2005. Mr. Blachar earned a BA in Accounting and Economics and an MBA from Tel Aviv University. He is also a Certified Public Accountant in Israel.

Assaf Ginzburg. Assaf Ginzburg has served as our Chief Financial Officer since May 10, 2020. Mr. Ginzburg served as Executive Vice President and Chief Financial Officer of Delek US Holdings, Inc. (NYSE: DK) and Delek Logistics Partners, LP (NYSE: DKL) from 2013 to 2017 and from 2019 to May 2020, and has over 15 years of experience in the energy industry.  Mr. Ginzburg earned a BA in Economics and Accounting from Tel Aviv University, and he has been a member of the Israeli Institute of Certified Public Accountants since 2001.

Shlomi Argas.  Shlomi Argas has served as our President and Head of Operations and Products since January 1, 2021. Mr. Argas has served as our Executive Vice President—Operations and Products since 2018. From 2014 to 2017, Mr. Argas served as our Executive Vice President—Projects and was responsible for management of Geodrill, our drilling company. From 2009 until 2014, Mr. Argas served as our Vice President responsible for management of geothermal projects and Recovered Energy Generation (“REG”) projects. From 2006 to 2009, Mr. Argas served as Manager of the REG Projects Department, responsible for the design and installation of REG power plants. From 1994 to 2006, Mr. Argas served in our Product Engineering Department as a Product Engineer. Mr. Argas earned a BS in Mechanical Engineering from Ben-Gurion University in 1992 and a Certificate from the Technology Institute of Management, Executive Management Program.

Ofer Benyosef. Ofer Benyosef has served as our Executive Vice President—Energy Storage and Business Development since January 1, 2021. From April 2020 until January 2021, Mr. Benyosef served as our Executive Vice President - Business Development, Sales and Marketing. From 2008 to 2020, Mr. Benyosef served as a Division President at Amdocs Ltd. From 2000 to 2008, Mr. Benyosef served at other operational roles at Amdocs Ltd. From 1996 to 2000, Mr. Benyosef served as IT manager at AIG Israel. He earned a BA in Earth Science from Bar Ilan University, a BA in Software Development from Tel Aviv University and an MBA from Bar Ilan University.

Zvi Krieger.  Zvi Krieger has served as our Executive Vice President—Electricity Segment since July 2014. On December 16, 2020, the Company announced that Mr. Krieger will be retiring from the Company and transitioning his role as Executive Vice President—Electricity Segment to Mr. Hatzir on April 1, 2021, and will continue to perform certain duties and tasks for the Company until June 30, 2022. Mr. Krieger served as our Executive Vice President of Geothermal Resource from 2009 to 2014, as our Senior Vice President of Geothermal Engineering from 2007 to 2009 and as our Vice President of Geothermal Engineering from 2004 to 2007. From 2001 to 2004, Mr. Krieger served as Vice President of Geothermal Engineering at Ormat Industries Ltd. Mr. Krieger has served in a number of roles for Ormat Industries Ltd. with increasing responsibility since 1981, including as Application Engineer, Manager of System Engineering, Director of New Technologies Business Development and Vice President of Geothermal Engineering. Mr. Krieger earned a BS in Mechanical Engineering from the Technion—Israel Institute of Technology in 1980.

Shimon Hatzir. Shimon Hatzir was appointed to the role of Executive Vice President—Electricity Segment, effective April 1, 2021. Mr. Hatzir served in various roles at the company for 32 years, most recently, beginning in October 2018 as General Manager of our Energy Storage segment. Previously, Mr. Hatzir has served as Executive Vice President, Engineering and Research and Development at the Company.  In addition, from September 2018 until February 2019, Mr. Hatzir served as a director on the board of directors of Sarulla Operations Ltd., an Indonesian entity in which Ormat indirectly owns 12.75% of the company. To ensure continuity in management and a smooth transitional period, beginning on January 1, 2021, Mr. Krieger began the transition of his duties and responsibilities of the Executive Vice President—Electricity Segment role to Mr. Hatzir.  Mr. Hatzir holds a Bachelor of Science in Mechanical Engineering from Tel Aviv University as well as a Certificate from the Executive Management Program at Technion Israel Institute of Management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our Common Stock as of March 11, 2021 for:

●   each person known to us to own beneficially 5% or more of our outstanding Common Stock;

●   each of our directors or director nominees;

●   each of our named executive officers; and

●   all of our directors and executive officers as a group.

As of March 11, 2021, there were 55,983,341 shares of our Common Stock outstanding. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them:

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

BENEFICIAL OWNERS OF MORE THAN 5%	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF COMMON STOCK OUTSTANDING
ORIX CORPORATION	10,988,577	(1)	19.6%
BLACKROCK, INC.	7,077,497	(2)	12.6%
MIGDAL INSURANCE & FINANCIAL HOLDINGS LTD.	4,296,323	(3)	7.7%
THE VANGUARD GROUP	4,233,322	(4)	7.6%
CLAL INSURANCE ENTERPRISES HOLDINGS LTD.	3,235,562	(5)	5.8%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS
ISAAC ANGEL††	340,847	(6)	*
RAVIT BARNIV††	7,115	(7)	*
ALBERTUS BRUGGINK††	−		−
DAVID GRANOT††	6,356	(8)	*
DAN FALK††	7,115	(9)	*
STAN H. KOYANAGI††	10,331	(10)	*
MIKE NIKKEL††	-		-
DAFNA SHARIR††	6,202	(11)	*
HIDETAKE TAKAHASHI††	-		-
STANLEY B. STERN††	23,799	(12)	*
BYRON G. WONG††	11,952	(13)	*
DORON BLACHAR†	100,943	(14)	*
ASSAF GINZBURG†	20,000		*
HEZI KATTAN†	15,201	(15)	*
ZVI KRIEGER†	33,894	(16)	*
SHLOMI ARGAS†	30,894	(17)	*
OFER BENYOSEF†	511		*
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (15 PERSONS)	599,959	(18)	1.1%
__________

†        c/o Ormat Systems Ltd., Industrial Area, P.O. Box 68 Yavne 81100, Israel

††      c/o Ormat Technologies, Inc., 6140 Plumas St., Reno, Nevada 89519

*        Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Based on Schedule 13D/A (Amendment No. 2) filed with the SEC on November 27, 2020 by ORIX. ORIX’s address is Hamamatsucho Building, 1-1-1 Shibaura, Minato-ku, Tokyo 105-0023, Japan.

(2)
Based on Schedule 13G/A (Amendment No. 3) filed with the SEC on January 27, 2021 by BlackRock Inc. (“Blackrock”). Includes, as of December 31, 2019, 7,077,497 shares beneficially owned, consisting of 6,997,752 shares as to which BlackRock has sole voting power and 7,077,497 shares to which BlackRock has sole dispositive power. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(3)
Based on Schedule 13G filed with the SEC on February 16, 2021 by Migdal Insurance & Financial Holdings Ltd. (“Migdal”). Includes, as of December 31, 2020, (i) 4,296,320 Ordinary Shares held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by direct and indirect subsidiaries of Reporting Person, each of which subsidiaries operates under independent management and makes independent voting and investment decisions, and (ii) 382,303 Ordinary Shares held by companies for the management of funds for joint investments in trusteeship, each of which operates under independent management and makes independent voting and investment decisions, and (iii) 3 beneficially held for their own account (Nostro account). Migdal’s address is 4 Efal Street; P.O. Box 3063; Petach Tikva 49512, Israel.

(4)
Based on Schedule 13G/A (Amendment No. 5) filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). Includes, as of December 31, 2019, 4,233,322 shares beneficially owned, consisting of 92,700 as to which Vanguard has shared voting power, 4,097,516 shares as to which Vanguard has sole dispositive power and 125,806 shares as to which Vanguard has shared dispositive power. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on Schedule 13G/A (Amendment No. 3) filed with the SEC on February 16, 2021 by Clal Insurance Enterprises Holdings Ltd. (“Clal”). Includes, as of December 31, 2019, (i) 3,147,957 shares held for members of the public through, among others, provident funds and/or pension funds and/or insurance policies, which are managed by subsidiaries of Clal, which subsidiaries operate under independent management and make independent voting and investment decisions and (ii) 87,605 shares beneficially held for Clal’s account. Clal’s address is 36 Raul Walenberg St., Tel Aviv 66180, Israel.

(6)	Includes 312,325 shares of Common Stock underlying stock appreciation rights (“SARs”).

(7)	Includes 4,192 shares of Common Stock underlying SARs.

(8)	Includes 4,192 shares of Common Stock underlying SARs.

(9)	Includes 4,192 shares of Common Stock underlying SARs.

(10)	Includes 7,500 shares of Common Stock underlying options and 2,831 shares of Common Stock underlying SARs.

(11)	Includes 3,603 shares of Common Stock underlying SARs.

(12)	Includes 15,000 shares of Common Stock underlying options and 4,192 shares of Common Stock underlying SARs.

(13)	Includes 7,500 shares of Common Stock underlying options and 2,831 shares of Common Stock underlying SARs.

(14)	Includes 93,689 shares of Common Stock underlying SARs.

(15)	Includes 13,333 shares of Common Stock underlying SARs.

(16)	Includes 28,400 shares of Common Stock underlying SARs.

(17)	Includes 28,400 shares of Common Stock underlying SARs.

(18)	Includes 30,000 shares of Common Stock underlying options and 488,847 shares of Common Stock underlying SARs.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act and pursuant to SEC rules and regulations, we are required to hold an advisory stockholder vote to approve the compensation of our named executive officers at least every three years. At our 2017 Annual Meeting of Stockholders, our stockholders voted to hold the non-binding stockholder vote to approve the compensation of our named executive officers every year. Accordingly, the Company currently intends to hold such votes annually. The next such non-binding vote on executive compensation is expected to be held at the Company’s 2022 Annual Meeting of Stockholders.

The present vote to approve the compensation of our named executive officers is advisory and therefore not binding on the Company, our Board or the Compensation Committee. However, participating in such vote is an important mechanism by which our stockholders may convey their views about our executive compensation programs and policies. Our Board and the Compensation Committee value stockholder input on these matters and will consider the results of this advisory vote, among other factors, in making future decisions about executive compensation for our named executive officers.

In consideration of this vote, we encourage you to review our proxy materials, including, but not limited to:

•
the information set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes our compensation objectives and the various elements of our compensation program and policies applicable to our named executive officers; and

•	the tables, narrative disclosures and other information set forth in the “Executive Compensation” section of this Proxy Statement, which describes how we have compensated our named executive officers.

We believe that our executive compensation program directly links executive compensation with our performance and aligns the interests of our executive officers with those of our stockholders. Our executive officers receive equity awards that are linked to appreciation in the price of our Common Stock as well as an annual bonus based on a number of factors, including specific results of our performance, such as revenue growth, profitability and the attainment of specific strategic business goals. This performance-based compensation represents a significant portion of our executive officers' overall compensation.

Accordingly, we recommend that our stockholders vote upon the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, compensation tables and related narrative discussion, is hereby APPROVED.”

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, IN A NON-BINDING AND ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2020 compensation of our NEOs. For 2020, our named executive officers were:

Isaac Angel Doron Blachar Assaf Ginzburg Zvi Krieger Shlomi Argas Hezi Kattan
Chairman of the Board, Former Chief Executive Officer
Chief Executive Officer
Chief Financial Officer
Executive Vice President—Electricity Segment
President and Head of Operations and Products
General Counsel

Leadership Changes

On February 24, 2020, Mr. Angel notified the Company of his decision to retire from his position as CEO, effective July 1, 2020. Mr. Angel was elected to the Board at the Company’s Annual Meeting held in June 2020 and was appointed to serve as Executive Chairman of the Board until December 31, 2020 in order to assist with the transition to the new CEO.  As of January 1, 2021, Mr. Angel is no longer serving as Executive Chairman of the Board, but he is continuing to serve as Chairman of the Board.  On February 25, 2020, Doron Blachar was appointed to serve as the Company’s CEO, effective July 1, 2020. Mr. Blachar remained the President and CFO of the Company until May 10, 2020, and acted as the Company’s President until he assumed the role of CEO on July 1, 2020.  On February 25, 2020, Assaf Ginzburg was appointed to serve as the Company’s CFO, effective May 10, 2020.  Yehezkeel (Hezi) Kattan has served as our General Counsel since February 2018.  From 2006 to 2017, Mr. Kattan was the Chief Legal Officer of Shikun & Binui Ltd.  On March 11, 2021, Mr. Kattan took a leave of absence from the Company to focus on responding to claims arising out of a criminal investigation against him related to his work at Shikun & Binui Ltd.  The claims are subject to a pending hearing in Israel.  During his leave of absence, he will still receive his compensation and benefits and his equity awards will continue to vest.

COVID-19 Impact

We believe that 2020 compensation of our named executive officers appropriately reflects and rewards their significant contributions to the Company’s strong performance in a year that presented unique and unprecedented challenges for our executive team to manage.

During 2020, our business was adversely affected by the global COVID-19 pandemic. Despite the disruption and uncertainty created by the pandemic and resulting impact on business conditions, we prioritized the health, welfare and safety of our employees. The Company did not furlough or lay off employees and did not reduce employee salaries or annual bonuses.  At the same time, the Company implemented enhanced benefits for its employees, including COVID-19 related sick leave beyond legal requirements, temporary work from home opportunities and enhanced safety measures at all work sites.

The negative effects of COVID-19 on our business in 2020 also adversely impacted potential annual payouts to our NEOs under our annual cash bonus plan because targets were set prior to the impact of the pandemic on our business and targets were originally set on the assumption that certain projects would move forward during 2020, which ultimately did not happen because of the pandemic. Specifically, following the start of the pandemic (i) we adjusted down our Products segment revenue target by $41 million and our Adjusted EBITDA target by $8.6 million as a result of the inability to enter into large projects during the pandemic that were anticipated when the targets were set, and (ii) the demand for electricity in Kenya, an important energy market for the Company, declined, resulting in a curtailment that reduced our revenue and Adjusted EBITDA targets by approximately $5.0 million. Our Compensation Committee decided to revise financial targets under our annual cash bonus plan for our NEOs to reflect the adverse economic conditions downward by approximately five percent. Despite adjusting the annual cash bonus plan targets, the Compensation Committee believed it was important to maintain difficult-to-achieve goals in order to retain the close alignment of management and stockholder interests.  The ultimate result of the downward adjustment of the quantitative targets described above was additional payments of $112,000 in the aggregate to all of our NEOs.

Compensation Objectives and Design

The overall objective of our executive compensation program is to offer short-term, medium-term and long-term compensation elements that enable us to attract, motivate and retain talented executives who contribute to our continued success. Equally important to us is to align the interests of our executives with those of our stockholders by designing our executive compensation program to “pay for performance”, including the creation of stockholder value.

We aim to design executive compensation packages that meet or exceed competitive compensation averages for executives with similar responsibilities at companies with similar financial and operating characteristics in similar locations. In 2020, we did not benchmark to a particular industry or companies, but we informally considered published data, such as labor indices and compensation surveys, in formulating our executive compensation packages.

Compensation Elements

Our compensation program consists of three elements, namely, annual salary, annual bonus and equity awards:

1.
Annual salary, our short-term element of compensation which is paid monthly, is intended to provide a predictable annual income at a level consistent with the individual contributions of our executive officers.

2.
Annual bonuses, our medium-term element of compensation which are paid annually to our executive officers, are intended to link our executive officers’ compensation to the Company’s overall annual performance, as well as, in most cases, their individual achievements.

3.
Equity awards, our long-term element of compensation, are designed to promote long-term leadership and align the interests of our executive officers with those of our stockholders, while their vesting schedule assists us in retaining our executive officers.

Each element is determined individually, based on the relevant criteria described in this discussion.

In addition to these main compensation components, executives who are residents of Israel receive, as a function of their salary payments, the standard social benefits (i.e., severance pay, defined contribution plan, and disability) paid to all of our employees who are based in Israel. These social benefits are fixed as a percentage of the employee’s salary and are not subject to discretionary adjustments. Executives who are residents of the U.S. participate in a defined contribution plan (401(k) plan) and receive health insurance benefits, in addition to social security. We do not cover any tax payments or otherwise “gross-up” any part of the compensation packages of our executive officers regardless of their location.

Determination of Amounts and Formulas for Compensation

Annual Salary

Consistent with our objectives with respect to our executive officers, the Compensation Committee provides guidance in setting base salaries for the Company’s executive officers at levels that reflect the Compensation Committee’s interpretation of competitive compensation averages for individuals with similar responsibilities at companies with similar financial, operating and industry characteristics, in similar locations.  The Compensation Committee typically does not undertake or commission a formal study or survey to benchmark compensation to a particular industry or to particular companies and the members of the Compensation Committee evaluate executive compensation using their accumulated individual knowledge and industry experience, as well as publicly available compensation information with respect to companies that have a similar market capitalization or similar annual revenues, and that operate under a business structure similar to ours (although not necessarily in the same industry).

In addition, the Compensation Committee takes into consideration the performance of the Company, individual performance of each executive officer, and the executive officer’s scope of responsibility in relation to other officers and key executives within the Company. Salaries also reflect current practices within an NEO’s specific geographic region and among executives holding similar positions. In addition to these factors, the annual salary for an NEO depends on a number of more subjective factors, including our evaluation of the executive's leadership role, professional contribution, experience and sustained performance.

Following publication of the prior year’s audited financial statements, the CEO recommends to the Compensation Committee whether and to what degree to award salary increases to any of the NEOs. Factors that are considered include the net income of the Company during the prior year, the need for a salary adjustment to remain competitive with compensation averages for executives in similar positions, and the particular NEO’s effectiveness in supporting the Company’s long-term goals. We also consider the contribution to our success of the department our executive was in charge of as well as our general achievements during the preceding year.

In 2020, the Compensation Committee and the Board did not approve changes to the annual base salary of the Company’s NEO’s other than Mr. Blachar’s, whose salary was increased from 115,000 Israeli shekel a month ($429,000 per year based on the December 31, 2020 exchange rate conversion to U.S. dollars) to 135,000 Israeli shekel a month ($504,000 per year based on the December 31, 2020 exchange rate conversion to U.S. dollars) in connection with becoming the CEO on July 1, 2020.  Any other changes to base salary for our NEO’s that may appear in the Summary Compensation Table relate to changes in the exchange rate from Israeli shekel to U.S. dollars in 2020.

 Annual Bonus

Each year, following publication of our financial statements for the preceding year, the Compensation Committee determines and approves the amount of any annual bonus payable to our CEO and, based upon the recommendations of our CEO, reviews and approves the annual bonus payable to our other NEOs.

Pursuant to the terms of Mr. Angel’s employment agreement, if the Company or Mr. Angel terminates his employment agreement for any reason other than for “Cause”, Mr. Angel will be entitled to his salary, bonus and other benefits for the applicable Notice Period. The Notice Period in Mr. Angel’s employment agreement is six months. Although Mr. Angel resigned as CEO effective July 1, 2020, he received a cash bonus for 2020 because he was within his Notice Period under his employment agreement.

Mr. Angel’s annual bonus is payable in accordance with the terms of his employment agreement with the Company. Under the terms of his employment agreement, if the Company’s annual consolidated net income is above $20 million, our CEO is eligible for an annual bonus, calculated as follows: 75% of the annual cash bonus cap is based on achievement of specific performance metrics that measure the financial performance of the Company (the “Financial Performance Bonus”) and 25% of the annual cash bonus cap is determined at the discretion of the Compensation Committee based on the achievement of other goals, such as diversity, social and environmental responsibility and merger and acquisition activities (the “KPI Bonus”). The Financial Performance Bonus is equal to (a) 0.75% of the Company's annual consolidated net income up to $50 million (inclusive) and (b) 1.00% of the portion of Company's annual consolidated net income that is above $50 million, if any. The Financial Performance Bonus shall not exceed $675,000. The Annual KPI Bonus shall not exceed $225,000. Consequently the maximum annual bonus payable to our Mr. Angel is $900,000. For fiscal year 2020, the Company’s net income was $101.8 million.  As a result, the Financial Performance Bonus component exceeded its cap and Mr. Angel received $675,000 for that component of his annual bonus. For fiscal year 2020, the Compensation Committee determined that Mr. Angel should receive $225,000 for his achievements relating to the KPI Bonus component of his annual bonus, in light of the Company's (i) achievements in social and environmental responsibility, including improved sustainability reporting, environmental footprint, and enhancement of internal polices and activities to support diversity initiatives at the Company; (ii) merger and acquisition activities; and (iii) improved governance practices and stakeholder engagement efforts. Consequently, for fiscal year 2020 the annual bonus earned by Mr. Angel was $900,000.

Mr. Blachar became the CEO of the Company on July 1, 2020. Prior to becoming the CEO he was eligible to receive an annual cash bonus in accordance with the Company’s Annual Management Incentive Plan (the “Management Plan”).  Upon becoming CEO, Mr. Blachar became eligible to receive an annual cash bonus pursuant to bonus terms described in his employment agreement with the Company, which is described under “Executive Compensation−Employment Agreements” below (the “Blachar Annual Cash Bonus Plan”).  As a result, Mr. Blachar was eligible to receive his annual cash bonus for his performance from January 1, 2020 through June 30, 2020 pursuant to the Management Plan and from July 1, 2020 through December 31, 2020 pursuant to the Blachar Annual Cash Bonus Plan. Mr. Ginzburg became the CFO on May 10, 2020 and his 2020 bonus opportunity under the Management Plan was pro-rated.

Annual bonuses for our NEOs (other than Mr. Angel and Mr. Blachar after June 30, 2020) are payable in accordance with the Company’s Management Plan. The Management Plan provides for annual cash incentive awards for participating employees based upon achievement of certain performance measures. At the beginning of each fiscal year, our CEO and the Compensation Committee review the Company’s objectives under the strategic plan, the Company’s annual budget, the compensation practices of our peers and other market data, and the CEO recommends measurable financial and operational goals for the upcoming fiscal year. These measurable financial and operational goals may be with respect to the performance of the Company on a consolidated basis, the performance of the Company in a particular country or region or the performance of a business unit or operating segment of the Company, including a geographically based business unit.

After taking the CEO’s recommendations into consideration, the Compensation Committee establishes Company Performance Metrics (as defined in the Management Plan), other individual performance criteria and levels of achievement under such Company Performance Metrics that result in the payment of minimum and maximum cash incentive awards, specified by the Compensation Committee as a percentage of the participant’s annual base salary. The Compensation Committee also assigns a weight to the Company Performance Metrics and individual performance criteria that reflects the contribution of achievement of each Company Performance Metric and the individual performance criteria to a Management Plan participant’s incentive award. The Company Performance Metrics and individual performance criteria against which performance is measured for each Management Plan participant in a given fiscal year may include: consolidated revenue, consolidated adjusted EBITDA, net income, Electricity segment revenue, Electricity segment gross profits, Electricity segment gross margin, generation (GWh), Product segment sales, Product segment gross margin and/or Product segment revenue, next year bookings. In the event the level of achievement of a Company Performance Metric falls between the levels corresponding to a minimum and maximum incentive award, the Management Plan participant’s incentive award will be based on a linear interpolation between the minimum and maximum incentive award amounts. Pursuant to the Management Plan, no performance-based award is paid under the Management Plan for any fiscal year unless the Company’s consolidated annual net income for such fiscal year is positive. After taking the CEO’s recommendations into consideration, the Compensation Committee also approves payments under the CEO Goals component, which reflects the Compensation Committee’s subjective assessment, in its business judgment, regarding the appropriate total bonus payment for each named executive officer based on the executive officer’s achievement of the objectives defined for himself or herself by the CEO and in light of our overall performance during the prior fiscal year. Additionally, the Compensation Committee has the authority to make incentive awards to any one or more Management Plan participants during any fiscal year as the Compensation Committee determines in its discretion is appropriate and in the best interests of the Company, regardless of the level of achievement of established Company Performance Metrics for such fiscal year. Such discretionary awards, which may be awarded in special circumstances, may be based upon the Management Plan participant’s individual performance or achievement of individual goals and certain subjective assessments of the Management Plan participant’s leadership and other contributions to the Company, as well as expected future contributions to the Company.

During 2020, our business was adversely affected by the global COVID-19 pandemic and the negative effects of COVID-19 on our business in 2020 adversely impacted potential annual payouts to our NEOs under our annual cash bonus plan because targets were set prior to the impact of the pandemic on our business.  Under the Management Plan, our original revenue and Adjusted EBITDA targets were $788 million and $429 million, respectively.  Following the start of the pandemic (i) we adjusted down our internal Products segment revenue target by $41 million and our Adjusted EBITDA target by $8.6 million as a result of the inability to enter into large projects during the pandemic that were anticipated when the targets were set, and (ii) the demand for electricity in Kenya, an important energy market for the Company, declined, resulting in a curtailment that reduced our revenue and Adjusted EBITDA targets by approximately $5.0 million. After taking the impact of the pandemic on our business into account, our Compensation Committee decided to revise financial targets under our annual cash bonus plan for our NEOs to reflect the adverse economic conditions. Despite revising annual cash bonus plan targets downward, the Compensation Committee believed it was important to maintain difficult-to-achieve goals in order to retain the close alignment of management and stockholder interests.

Following the adjustment by the Compensation Committee, for fiscal year 2020, incentive cash awards to each of our NEOs (other than Mr. Angel) under the Management Plan were based upon (i) for Messrs. Blachar, Argas, Kattan and Krieger, achievement of revenue and Adjusted EBITDA targets of $742 million and $415 million, respectively (ii) for Mr. Ginzburg, who became the CFO in May 2020, achievement of revenue and Adjusted EBITDA targets of $725 million and $407.5 million, respectively, and (iii) for each NEO achievement of individual performance criteria specific to each NEO’s role at the Company, in relation to the Company’s actual achievement of net income, Electricity and Product segment revenue, Electricity and Product segment gross margin, Product segment sales of unsigned contract (i.e., sales made in fiscal year 2020 for which the Company expects to recognize revenue during 2020), Product segment new sales (i.e., sales made in fiscal year 2020 for which the Company expects to recognize revenue after the end of fiscal year 2020) and electricity generation results as compared to the Company’s goals. The Compensation Committee has the ability to adjust the targets once they are set for extraordinary events.

The chart below indicates the weight assigned to each Company Performance Metric and the individual performance criteria and the CEO Goals component for each NEO for fiscal year 2020:

NEO	Revenue	Adjusted EBITDA	Individual Performance Criteria	CEO Goals
Doron Blachar, Chief Executive Officer and Former Chief Financial Officer	21.2%	25%	28.8%	25%
Assaf Ginzburg, Chief Financial Officer	22.5%	30%	22.5%	25%
Zvi Krieger, Executive Vice President, Electricity Segment	10%	10%	55%	25%
Shlomi Argas, President and Head of Operations and Products	17.5%	17.5%	40%	25%
Hezi Kattan, General Counsel	20%	15%	40%	25%

The chart below indicates the target and actual level of performance achieved with respect to each of the Company Performance Metrics applicable to all NEOs (other than our Messrs. Angel and Ginzburg), as determined by the CEO and approved by the Compensation Committee (all dollar amounts are in millions):

Company Performance Metric	Target	Actual
Revenue	742	705
Adjusted EBITDA	415	420

The chart below indicates the target and actual level of performance achieved with respect to each of the Company Performance Metrics applicable Mr. Ginzburg), as determined by the CEO and approved by the Compensation Committee (all dollar amounts are in millions):

Company Performance Metric	Target	Actual
Revenue	725	705
Adjusted EBITDA	407.5	420

The chart below indicates the actual achievements under each component of the Management Plan for each NEO (other than Mr. Angel) in 2020:

NEO	Revenue	Adjusted EBITDA	Individual Performance Criteria	CEO Goals
Doron Blachar, Chief Executive Officer and Former Chief Financial Officer	2.3%	13.1%	23.8%	25%
Assaf Ginzburg, Chief Financial Officer	7.1%	24.9%	22.5%	25%
Zvi Krieger, Executive Vice President, Electricity Segment	1.2%	6.6%	28.6%	25%
Shlomi Argas, President and Head of Operations and Products	2.0%	11.5%	12.2%	25%
Hezi Kattan, General Counsel	2.3%	9.8%	24.7%	25%

The ultimate result of the downward adjustment of the quantitative targets in our annual cash bonus plan as a result of the impact of the pandemic described above was additional payments of $112,000 in the aggregate to all of our NEOs.

When determining the actual annual bonuses awarded under the Management Plan for 2020, the Compensation Committee applied its business judgment and considered a number of factors, including our financial and operational performance in 2020, our successful execution of our 2020 business plan, the performance of the executive, the executive individual performance or achievement of individual goals and certain subjective assessments of the executive leadership and other contributions to the Company. In particular, the Compensation Committee focused on (i) the leadership, effort and contributions of the executive officers in managing the global business through the COVID-19 pandemic and (ii) the impact that the COVID-19 pandemic had on the Company’s Product Segment financial results, which was performing as expected when bonus targets were set prior to the start of the COVID-19 pandemic that impacted on our global workforce and business.

The Compensation Committee set minimum and maximum incentive award amounts for fiscal year 2020 under the Management Plan at approximately 8.33 and 75% of the NEOs’ (other than Mr. Angel) annual base salaries. The chart below indicates, for each of our NEOs (other than Mr. Angel), after linear interpolation, the amount of the incentive award earned and paid out to him, expressed as a percentage of the maximum incentive award amount:

NEO	% of Award Earned Paid Out
Doron Blachar, Chief Executive Officer and Former Chief Financial Officer	64%
Assaf Ginzburg, Chief Financial Officer	80%
Zvi Krieger, Executive Vice President, Electricity Segment	61%
Shlomi Argas, President and Head of Operations and Products	51%
Hezi Kattan, General Counsel	62%

Accordingly, Messrs. Blachar, Ginzburg, Krieger, Argas and Kattan received incentive awards of approximately 76%, 75% (pro-rated to reflect time employed at the Company), 46%, 42% and 50% of their annual base salaries, respectively, under the Management Plan in respect of the level of performance achieved with respect to the Company Performance Metrics and individual performance criteria, as described above. After taking into consideration the significant contributions of certain members of management in managing the global business through the impact of COVID-19 in 2020, the Compensation Committee determined that it was appropriate to give Messrs. Ginzburg, Argas and Kattan an additional discretionary bonus of $35,000, $13,000 and $12,000, respectively.  Mr. Blachar’s annual cash bonus pursuant to the Management Plan was pro-rated to reflect his performance from January 1, 2020 through June 30, 2020 and he received $103,000.

Upon becoming CEO, Mr. Blachar became eligible to receive a pro-rated annual cash bonus pursuant to the Blachar Annual Cash Bonus Plan for the Company’s performance between July 1, 2020 and December 31, 2020. Under the Blachar Annual Cash Bonus Plan, Mr. Blachar is eligible to receive an annual cash bonus, calculated as follows: 75% of the annual cash bonus is based on achievement of quantitative objectives (the “Quantitative Performance Bonus”) and 25% of the annual cash bonus is based upon achievement of qualitative objectives determined with respect to each year by the Board together with Mr. Blachar, subject to the discretion of the Compensation Committee (the “Qualitative Performance Bonus”). Mr. Blachar’s target bonus is 12 months of his monthly salary. The Quantitative Performance Bonus is equal achievement of annual revenue, annual Adjusted EBITDA and annual pre-tax income targets of $715 million, $404 million and $136 million, respectively.  For fiscal year 2020, the Company’s annual revenue, annual Adjusted EBITDA and annual pre-tax income was $705 million, $420 million and $169 million, respectively. As a result, the Quantitative Bonus component exceeded its cap because the Adjusted EBITDA and annual pre-tax income achievements were above target and Mr. Blachar received 100% of his Quantitative Performance Bonus component in the amount of $189,000. For fiscal 2020, the Compensation Committee determined that Mr. Blachar should receive the entire Qualitative Performance Bonus $63,000 for his achievements relating to the Qualitative Bonus component, in light of the Company’s achievements in managing and operating during the COVID-19 pandemic and finalizing the Company’s strategic plan. Consequently, for fiscal year 2020 the total annual bonus earned by Mr. Blachar under the Management Plan and the Blachar Annual Cash Bonus Plan was $355,000.

  Equity Awards

We are committed to long-term incentive programs for executive officers that promote the long-term growth of the Company and align the interests of our executive officers with those of our stockholders. The determination of the total amount of annual equity awards that may be awarded to our employees in a particular year is determined in a similar manner to our annual incentive bonuses.

If we are to make equity awards in a particular year, then, following the publication of our financial results for the preceding year, our Compensation Committee determines the total amount of annual equity awards that may be made to all of our employees.  This amount is typically around 1.5% of the outstanding shares of the Company per year. Within one month after the Compensation Committee determines the total amount of annual equity awards that may be made to all of our employees, including our NEOs, our CEO recommends to the Compensation Committee the particular amount of equity awards to be made to each of the NEOs after consideration of a variety of factors, including the Company’s performance and relative stockholder return, the expected contribution of the NEO to the Company’s growth and success, awards granted to the NEOs in past years and certain survey and other market data regarding our peers’ compensation practices. These factors are not assigned any particular weight nor does the Compensation Committee use a formula to apply these factors in order to determine the number of equity awards to be made to each of our NEOs. Instead, the Compensation Committee uses its judgment and experience in considering these factors to determine the appropriate number of equity awards to be granted to each of our NEOs for each fiscal year to ensure there is a strong link between our NEOs’ compensation and performance and alignment of our NEOs’ interests with those of our stockholders. In general, the equity awards we grant to our NEOs are subject to the same pricing, vesting and exercise terms that govern the grant of equity awards to all of our employees. All equity awards are made pursuant to the Amended and Restated 2018 Incentive Compensation Plan (the “2018 ICP”).

At the end of 2017, the Compensation Committee recommended, and the Board approved certain changes to the equity component of the compensation of each of our NEOs. Under this framework, our NEOs and certain other executive officers are able to receive equity compensation with a target allocation mix of two-thirds SARs and one-third restricted stock units (“RSUs”). The RSUs and SARs are time-vested and vest according to the following schedule: RSUs and SARs granted to Mr. Angel will vest 22%, 22%, 28% and 28%, respectively, on the one, two, three and four year anniversaries of the date of grant and RSUs granted to the other NEOs, including Mr. Blachar, will vest 50% on the second year and 25% on each of the three and four year anniversaries of the date of grant.

Each RSU represents the right to receive one share of Common Stock upon vesting and is valued on the date of grant based on the closing price of our Common Stock on the next business day following the date of grant. SARs will continue to vest according to the following schedule: SARs granted to all NEOs, except Mr. Angel, will vest 50% on the second year and 25% on each of the three and four year anniversaries of the date of grant and are valued based on the closing price of our Common Stock on the date of grant. Upon exercise, all SARs will be paid in shares of our Common Stock with a value equal to (a) the number of shares underlying the SARs that are being exercised, multiplied by (b) the excess (if any) of (i) the market price of a share of Common Stock on the date the SAR is exercised, over (ii) the exercise price specified in the SAR.

As we generally grant equity awards to our executive officers and other employees every other year and we made grants in 2018, we granted no equity awards to our NEOs in 2019 and we granted equity awards in 2020 introducing PSUs to our NEOs’ equity mix, using a phased-in schedule, with the proportion of PSUs potentially increasing in future years to 50% of total equity.  In 2020, we made equity grants to our NEOs other than Mr. Angel, consisting of 50% SARs, 25% RSUs and 25% PSUs. Mr. Blachar received his grant in connection with his appointment as CEO in July 2020.

Performance stock units (“PSUs”) are paid out based on the Company’s achievement of three-year relative total stockholder return (“relative TSR”) compared to companies in the S&P 500 index. The Compensation Committee chose relative TSR as the performance metric due to its common use among peers and its emphasis on driving stockholder value within an investment portfolio. The performance metrics are as follows:

Three-year relative TSR	PSUs earned*
75th percentile and above	150% (maximum)
55th percentile	100% (target)
35th percentile	50% (threshold)
Below 35th percentile	0%

* subject to linear interpolation

Additionally, where three-year relative TSR is negative, regardless of performance relative to our peers, the PSU payout will be capped at 100% of target.  PSUs will vest ratably over four years (50% on the second year and 25% on each of the three and four year anniversaries of the date of grant), based on a three-year performance period. Although PSUs will vest based on continued service in years one and two, no PSUs will actually be earned or paid until completion of the three-year performance period, and the ability to exercise the PSUs will not begin to occur until after year three.

Other Compensation

We generally provide to our CEO and executive officers the same benefits that are provided to all employees, including certain retirement benefits, health and welfare benefits, and other benefits. In addition, our executive officers are provided with certain additional benefits, intended to be competitive with the practices of our peer companies. Benefit plans and perquisites are intended to supplement cash compensation and often involve non-monetary rewards, coverage of certain business-related expenses, insurance, pension and savings plans and other deferred monetary savings. These benefits and perquisites may vary depending on geographic location and other circumstances. Global, regional and local units may develop their own benefit plans and procedures, consistent with our principles and guidelines and subject to any required Company approvals. Benefits and perquisites may include, in addition to benefits that are mandated by applicable law and/or generally provided to other employees (including related costs and expenses): car, transportation and accommodations, telecommunication devices, media and computer equipment and expenses, medical insurance, travel and relocation (including family-related expenses, such as tuition and commuting) and life and medical insurance and benefits (including executive officers’ families).

Retirement and Other Local Benefits

Israel. Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, termination without cause (and other circumstances as defined under Israeli law). We make monthly contributions on behalf of our Israel-based executive officers to a pension plan known as Managers’ Insurance or to a Pension Fund. These funds provide a combination of pension allowance and/or insurance and severance pay benefits to the executive officers. We contribute 7.5% of the monthly salary to the pension component (including disability insurance) and 8.33% of the monthly salary to the severance component and the employee contributes an amount between 6% and 7% of salary to the pension component. Our CEO is entitled to similar contributions on behalf of the Company as pension contribution and on account of severance. Accordingly, a substantial part of our statutory severance obligation is covered by these monthly contributions. Generally, in addition, our Israel-based executive officers, are entitled to participate in a study fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her monthly salary to the study fund and the Company 7.5% of his or her monthly salary to this fund up to a certain sum.

The United States. In the United States we provide various defined contribution plans for the benefit of our U.S.-based executive officers. Under these plans, contributions are based on specified percentages of pay.

Details regarding benefits and perquisites specific to each NEO can be found in the footnotes to the Summary Compensation Table set forth below.

Other Policies

Claw-back Policy: We adopted a recoupment policy in 2020, covering each of our current and former executive officers (“Covered Person”). The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer or effect cancellation of previously-granted equity awards to the extent the compensation was based on erroneous financial data and exceeded what would have been paid to the executive officer under the restatement. In addition, the Compensation Committee may seek reimbursement of such incentive compensation to the extent a Covered Person has committed a material violation of the Company’s Code of Business Conduct and Ethics or a material violation of law within the scope of employment with the Company or any subsidiary or has engaged in conduct resulting in direct financial harm to the Company (collectively, “Detrimental Conduct”). Recovery applies to any such excess cash- or equity-based incentive compensation received by any Covered Person during the two completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement or the date on which the Covered Person first, to the Company’s knowledge, committed the Detrimental Conduct triggering this policy.

Anti-Hedging and Anti-Pledging Policies: Our insider trading policy prohibits, without exception, our executive officers, employees and directors from engaging in speculative transactions designed to decrease the risks of holding Company securities, such as short sales of Company securities and transactions in puts, calls, publicly-traded options and other derivative securities with respect to Company securities. The policy also forbids all of our executive officers, employees and directors from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow such individuals to continue to own Company securities without the full risks and rewards of ownership. In addition, our executive officers, employees and directors are prohibited, without exception, from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, it has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2020 Annual Meeting of Stockholders.

Submitted by the members of the Compensation Committee of the Company’s Board.

Ravit Barniv, Chair Dan Falk Dafna Sharir Stan H. Koyanagi

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation earned by our (1) Former CEO, (2) CEO (3) CFO, and (3) three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers as of December 31, 2020, during the years ended December 31, 2020, 2019 and 2018 for such periods that such individual was serving as an NEO:

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (10) (11)	Total ($)
Isaac Angel, Former Chief Executive Officer	2020	635,507	-	-	-	900,000	307,234(4)	1,842,741
	2019	611,067	–			900,000	149,620	1,660,687
	2018	594,206	–	2,148,379	4,298,022	800,000	143,944	7,984,551
Doron Blachar, Chief Executive Officer	2020	437,474		750,000	750,000	355,000	113,289(5)	2,405,763
	2019	388,280	–	–	–	253,000	105,743	747,024
	2018	373,424	–	–	–	100,000	100,348	573,772
Assaf Ginzburg, Chief Financial Officer	2020	223,979(11)	35,000	450,000	450,000	141,000	45,214(9)	1,345,193
Zvi Krieger, Executive Vice President, Electricity Segment	2020	311,225		375,000	375,000	153,000	71,638(6)	1,285,863
	2019	298,864	–	–	–	160,000	87,467	546,332
	2018	286,923	–	225,017	451,311	101,000	84,365	1,148,616
Shlomi Argas, President and Head of Operations and Products	2020	301,583	13,000	375,000	375,000	123,000	104,821(7)	1,292,404
	2019	290,247	–	–	–	206,000	99,051	595,297
	2018	283,064	–	225,017	451,311	154,000	92,764	1,206,156
Hezi Kattan, General Counsel	2020	276,739	12,000	375,000	375,000	138,000	76,848(8)	1,253,587
	2019	258,681	–	–	–	168,000	72,273	498,955

(1)
The dollar amounts represent the aggregate grant date fair value of the applicable equity awards.  $375,000, $225,000, $187,500, $187,500 and $187,500 represents the grant date fair value of all RSU awards to each of Messrs. Blachar, Ginzburg, Krieger, Argas and Kattan, respectively, which are calculated in accordance with the accounting standards for share-based compensation using Ormat’s closing stock price on the next day of business following the date of grant. Each RSU represents the right to receive one share of Common Stock upon vesting. The “Stock Awards” column above also reflects the $375,000, $225,000, $187,500, $187,500 and $187,500 grant date fair values of the target number of Performance Stock Units for each of Messrs. Blachar, Ginzburg, Kreiger, Argas and Kattan, respectively, that were eligible to vest based on our relative TSR performance goals, which for accounting purposes is based on the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant.  Assuming the maximum level of performance achievement for the 2020 Performance Stock Units, which is 150% of target, the aggregate values of Performance Stock Units for our NEOs in 2020 are $885,647, $416,417, $390,687, $390,687, and $390,687 for each of Messrs. Blachar, Ginzburg, Krieger, Argas and Kattan, respectively.

(2)
Represents the grant date fair value of SARs awards. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised. The fair value of each grant of stock-based awards on the date of grant is estimated using the Exercise Multiple-Based Lattice SAR-Pricing Model and the assumptions noted in the following table.

	Year Ended December 31,
	2020	2019	2018
Risk-free interest rates	0.4%	1.8%	2.8%
Expected lives (in years)	5.8	3.5	3.5
Dividend yield	0.6%	0.7%	0.9%
Expected volatility	28.8%	25.1%	25.5%
Forfeiture rate	8.2%	8.6%	3.1%

The expected lives represents the period that our stock-based awards are expected to be outstanding. In the absence of enough historical information, the expected lives were determined using the simplified method giving consideration to the contractual term and vesting schedule. The dividend yield forecast is expected to be 20% of our annual net profits, which is equivalent to a 0.7% annual weighted average dividend rate in the year ended December 31, 2020. The risk-free interest rate was based on the yield from U.S. constant treasury maturities bonds with an equivalent term. The forfeiture rate is based on trends in actual stock-based awards forfeitures.

(3)
The “Non-Equity Incentive Plan Compensation” column reflects cash awards for Mr. Angel pursuant to his employment agreement and the amount of any cash awards granted under the Management Plan to other NEOs. Mr. Blachar’s cash award reflects $103,000 earned pursuant to the Management Plan and $252,000 earned pursuant to the Blachar Annual Cash Bonus Plan.  These amounts reflect cash awards earned for 2020 performance which are paid in 2021.  The “Bonus” column reflects the discretionary cash bonus that certain members of management received for their significant contributions in managing the global business through the impact of COVID-19 in 2020.  For more information, see “−Determination of Amounts and Formulas for Compensation-Annual Bonus” above.

(4)
Includes payments of accrued vacation days in connection with his retirement in the amount of $153,000; car-related expenses in the amount of $32,059; Israel National Insurance in the amount of $10,776; U.S. Social Security in the amount of $9,181; health insurance in the amount of $258; convalescence pay in the amount of $1,835; Education Fund in the amount of $4,111 and perquisites amounting to $1,407.

(5)
Includes payments of car-related expenses in the amount of $25,499; Israel National Insurance in the amount of $10,776; health insurance in the amount of $70; convalescence pay in the amount of $1,835; Education Fund in the amount of $4,111; and perquisites amounting to $1,745.

(6)
Includes payments of car-related expenses in the amount of $9,803; Israel National Insurance in the amount of $10,420; health insurance in the amount of $72; convalescence pay in the amount of $1,835; Education Fund in the amount of $4,111; vacation redemption in the amount of $14,893 and perquisites amounting to $1,310.

(7)
Includes payments of car-related expenses in the amount of $23,861; Israel National Insurance in the amount of $10,776; health insurance in the amount of $71; convalescence pay in the amount of $1,835; Education Fund in the amount of $4,111; and perquisites amounting to $1,347.

(8)
Includes payments of car-related expenses in the amount of $15,872; Israel National Insurance in the amount of $10,776; convalescence pay in the amount of $1,193; Education Fund in the amount of $4,111; and perquisites amounting to $1,917.

(9)	Includes payments of car-related expenses in the amount of $6,838; Israel National Insurance in the amount of $7,264; Education Fund in the amount of $2,791; and perquisites amounting to $667.

(10)
Amounts in this column also include severance and pension contributions as required by Israeli law.  For more information, see “Compensation Discussion and Analysis—Retirement and Other Local Benefits” above.

(11)	Car-related expenses included in this column include also gas, maintenance and insurance, and are provided in amounts that are customary and prevalent among Israeli companies in comparable industries.

Grants of Plan-Based Awards in 2020

The following table sets forth grants of plan-based awards to each NEO during the year ended December 31, 2020:

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Compensation (1)			Estimated Future Payouts Under Equity Incentive Plan Compensation			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Isaac Angel	Annual Cash Incentive	−	150,000		900,000
Doron Blachar	Annual Cash Incentive: Management Plan	−	18,000	107,000	161,000
	Annual Cash Incentive: Blachar Annual Cash Bonus Plan	−	−	−	250,000
	PSU	7/1/20 (3)				3,270	6,540	9,810
	RSU	7/1/20 (4)							6,020
	SAR	7/1/20 (5)								45,356	63.40	$750,000
Assaf Ginzburg	Annual Cash Incentive	−	19,556	117,373	176,000
	PSU	5/12/20 (3)				1,538	3,075	4,613
	RSU	5/12/20 (4)							3,350
	SAR	5/12/20 (5)								25,524	68.34	$450,000
Zvi Krieger	Annual Cash Incentive	−	27,778	166,667	250,000
	PSU	6/15/20 (3)				1,443	2,885	4,328
	RSU	6/15/20 (4)							2,760
	SAR	6/15/20 (5)								20,808	69.14	$375,000
Shlomi Argas	Annual Cash Incentive	−	26,889	161,333	242,000
	PSU	6/15/20 (3)				1,443	2,885	4,328
	RSU	6/15/20 (4)							2,760
	SAR	6/15/20 (5)								20,808	69.14	$375,000
Hezi Kattan	Annual Cash Incentive	−	24,667	138,000	222,000
	PSU	6/15/20 (3)				1,443	2,885	4,328
	RSU	6/15/20 (4)							2,760
	SAR	6/15/20 (5)								20,808	69.14	$375,000

(1)
Represents the Threshold, Target and Maximum cash payout opportunities for fiscal 2020 under the annual incentive plan. For a further discussion of the payout opportunities, see “Compensation Discussion and Analysis—Determination of Amounts and Formulas for Compensation-Annual Bonus.”

(2)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718. Please see note 15 in the notes to the Company’s consolidated financial statements in our 2020 Annual Report for a discussion of the assumptions underlying these calculations.

(3)
Represents the shares of common stock underlying PSUs granted to certain of our NEOs under our 2018 Plan in 2020. The Performance Stock Units will be earned based on our relative TSR performance over a certain amount of time. We discuss these awards under the heading “Compensation Discussion and Analysis – Determination of Amounts and Formulas for Compensation– Equity Awards". The amounts disclosed in the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns represent the number of shares issuable assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these Performance Stock Units over the performance period.

(4)
Represents the shares of common stock underlying SARs granted to certain of our NEOs under our 2018 Plan in 2020. We discuss these awards under the heading “Compensation Discussion and Analysis – Determination of Amounts and Formulas for Compensation– Equity Awards".

(5)	Represents shares of our common stock underlying RSUs granted under our 2018 Plan in 2020.

Employment Agreements

The following are descriptions of the material terms of our NEOs’ employment agreements, as well as other factors that may help with an understanding of the data disclosed in the Summary Compensation Table and under the heading “Grants of Plan-Based Awards” above.

General

Each of Mr. Blachar, our CEO, Mr. Ginzburg, our CFO, Mr. Krieger, our Executive Vice President, Electricity Segment, Mr. Argas, our President and Head of Operations and Products and Mr. Kattan, our General Counsel, is employed by Ormat Systems, one of the Company’s subsidiaries. Mr. Angel, our Chairman of the Board and former CEO, was employed by Ormat Systems as well until December 31, 2020.  On December 16, 2020, the Company announced that Mr. Krieger will be retiring from the Company and transitioning his role as Executive Vice President—Electricity Segment to Mr. Hatzir on April 1, 2021, and will continue to perform certain duties and tasks for the Company until June 30, 2022.

Each of Mr. Blachar, Mr. Ginzburg, Mr. Krieger, Mr. Argas and Mr. Kattan is party to an employment agreement with Ormat Systems (and, Mr. Angel was party to an employment agreement with Ormat Systems and with the Company as well) that sets forth their respective terms of employment, which terms are generally applicable to all of Ormat Systems’ employees, covering matters such as vacation, health, and other benefits.

Doron Blachar

In connection with Mr. Blachar’s appointment as Chief Executive Officer, Mr. Blachar entered into an amended and restated employment agreement with Ormat Technologies and Ormat Systems, dated July 2, 2020 (the “Blachar Employment Agreement”). Pursuant to the Blachar Employment Agreement, Mr. Blachar is entitled to receive a gross monthly salary of NIS 135,000, which salary is linked to changes in the cost of living index. He is eligible to receive an annual cash bonus in a target amount equal to 12 monthly salaries, based on criteria to be established by the Company and will be eligible to receive grants of future equity awards, subject to the terms and conditions of the equity incentive plan and the award agreement. The Blachar Employment Agreement also covers matters such as the Company’s management insurance plan or pension fund, to which Ormat Systems’ will contribute a percentage of Mr. Blachar’s salary, contributions by the Company to an education fund, and use of a Company-leased car.

In addition, on July 1, 2020 Mr. Blachar was granted equity awards with a total target grant date fair value of $1.5 million, 50% of which was granted in the form of Stock Appreciation Rights, 25% in the form of PSUs and 25% in the form of RSUs pursuant to the terms of the 2018 ICP. Upon Mr. Blachar’s death, the RSUs and PSUs will become fully vested, with any PSUs vesting based on target level of performance. In the event that within 2 (two) months prior to or 12 (twelve) months following the occurrence of a “Change of Control” (as defined in the Blachar Employment Agreement), Mr. Blachar’s employment is terminated by the Company other than for “Cause” or he resigns for “Good Reason” (each as defined in the Blachar Employment Agreement), all of his outstanding equity awards will immediately vest, with performance-based equity awards vesting based on target level of performance.

           In addition, under the Blachar Employment Agreement, either party may terminate the employment relationship upon six (6) months prior written notice. In the event Mr. Blachar’s employment is terminated by the Company without Cause, or he resigns within two (2) months before, or twelve (12) months following, the consummation of a Change of Control, Mr. Blachar will be entitled to an extension of his notice period from six (6) months to twelve (12) months. The Company may provide for payment in lieu of notice. In the event of a termination of employment other than a termination for Cause which occurs prior to July 1, 2022, the Company will pay Mr. Blachar an amount equal to six times (6x) his monthly salary. In addition, in the event of a termination of Mr. Blachar’s employment other than for “Cause,” he is eligible to receive (i) an amount equal to the difference between (x) the product of his last month’s salary and (y) the sums accumulated under his pension and/or manager insurance on account of his severance pay, including any profits and differentials, and (ii) a pro-rata portion of his annual cash bonus based on the number of months he was actually employed at the Company in such fiscal year. The Blachar Employment Agreement provides that the post-employment restrictive covenants set forth in his initial employment agreement with the Company, dated January 6, 2013, will continue to remain in effect (“Prior Employment Agreement”). Under his Prior Employment Agreement, Mr. Blachar is subject to certain non-competition and non-solicitation provisions for a period of 12 months following his termination of employment.

Assaf Ginzburg

On February 25, 2020, Mr. Ginzburg was appointed to serve as the CFO, effective May 10, 2020. In connection with his appointment, Mr. Ginzburg has entered into an employment agreement with Ormat Systems, dated May 10, 2020 (the “Ginzburg Employment Agreement”). Pursuant to the Ginzburg Employment Agreement, Mr. Ginzburg will be entitled to receive a gross monthly salary of NIS 95,000, which salary is linked to changes in the cost of living index. He will be eligible for an annual bonus based on criteria to be established by Ormat Systems and will be eligible to receive an equity grant, subject to the terms and conditions of the equity incentive plan and the award agreement.  The Ginzburg Employment Agreement sets forth other terms of employment, which terms are generally applicable to all of the Subsidiary’s employees, covering matters such as vacation, health, and other benefits, including subject to Mr. Ginzburg’s election, coverage by the Subsidiary’s management insurance plan or pension fund, to which the Subsidiary will contribute a percentage of Mr. Ginzburg’s salary, contributions by Ormat Systems to an education fund, and use of a Company-leased car. In addition, under the Ginzburg Employment Agreement, either party may terminate the employment relationship upon four (4) months’ prior written notice. Ormat Systems may determine not to take advantage of the full notice period and may terminate Mr. Ginzburg’s employment at any time during such notice period. In the event of such termination, other than a termination for “Cause” (as defined in the Employment Agreement), Ormat Systems will pay to Mr. Ginzburg his salary and other related benefits due to him during the notice period. In addition, in the event of a termination of employment not for Cause, Mr. Ginzburg will be eligible to receive a pro-rata portion of his annual bonus for the year of termination. The Ginzburg Employment Agreement contains non-competition and non-solicitation provisions that are designed to restrict Mr. Ginzburg from the following activities for a period of 12 months following his termination of employment (i) holding an interest (other than a minority interest in a public company) in a competitive business, (ii) engaging in activities competitive with the business, (iii) soliciting any employee of the Subsidiary and its affiliates, and (iv) soliciting any customers.

Messrs. Argas and Kattan

Under the employment agreements of Messrs. Argas and Kattan, either Ormat Systems or the applicable employee may terminate the employment relationship upon between 30 and 120 days prior written notice. However, termination for cause does not require any prior notice and an employee who is terminated for cause is not entitled to any subsequent payments.

The actual salary and other compensation arrangements of Messrs. Argas and Mr. Kattan are agreed upon separately with each employee. Each of these individuals is also covered by Ormat Systems’ management insurance plan, to which Ormat Systems contributes a percentage of such individual’s salary, and which covers any compensation that such individual may be entitled to receive upon termination, such as severance pay pursuant to Israeli law for Israel-based employees. In addition, each of the employees has the benefit of the use of a company-leased car.

The employment agreements of Messrs. Argas and Kattan also contain provisions that are designed to restrict them from engaging in activities competitive with the business of the Company for a period ranging from 12 to 36 months following termination of employment and, in the case of the employment agreements of Messrs. Argas and Kattan, from soliciting any employee of the Company for a period ranging from 12 to 24 months following termination of employment.

Zvi Krieger

In connection with his retirement from his role as Executive Vice President-Electricity Segment, Mr. Krieger and Ormat Systems entered into a retirement agreement, dated December 16, 2020 (the “Retirement Agreement”). During the period ending on June 30, 2022 (the “Termination Date”), Mr. Krieger’s duties include: (i) from the date of the execution of the Retirement Agreement through March 31, 2021, Mr. Krieger will continue to perform his duties and regular tasks as the Executive Vice President of the Company; (ii) from April 1, 2021 until June 30, 2021, Mr. Krieger will continue to perform his duties and tasks in connection with certain power plants as well as the resource and drilling operations; and (iii) from July 1, 2021 until the Termination Date, Mr. Krieger will serve as a senior advisor to the Chief Executive Officer or in any other positions as agreed between Mr. Krieger and the Chief Executive Officer. Mr. Krieger will continue to serve as an employee in a full-time capacity until the Termination Date, except that from July 1, 2021 through the Termination Date, Mr. Krieger will not be required to work in a full-time capacity unless otherwise required by the Company. During the period ending on June 30, 2022, he will be entitled to his regular salary and all benefits which he is entitled to as of the date of the execution of the Retirement Agreement, including participation in the annual bonus plan for the year 2020. Mr. Krieger will not be entitled to participate in the annual bonus plan for calendar year 2021 and thereafter. Mr. Krieger will be entitled to exercise any SARs and RSUs which were already awarded to him under the 2018 ICP and which will become vested on or before the Termination Date. At the Termination Date, in accordance with the terms of the Retirement Agreement, Mr. Krieger will be eligible to receive severance payments in the form of amounts accumulated in the manager insurance/pension fund on his behalf plus the severance payments according to the Israel Severance Pay Law. In addition, the Company will furnish Mr. Krieger with an order to the study fund to release to him all of the funds accumulated in his study fund until the Termination Date. The Retirement Agreement contains a general waiver and release of claims in favor of the Company. In addition, the Retirement Agreement is conditioned on Mr. Krieger executing a confidentiality, non-compete and intellectual property agreement which contains non-competition and non-solicitation provisions that are designed to restrict Mr. Krieger from the following activities for a period of 12 months following his termination of employment: (i) holding an interest (other than a minority interest in a public company) in a competitive business, (ii) engaging in activities competitive with the business, (iii) soliciting any employee of Ormat Systems and its affiliates, and (iv) soliciting any customers.

Isaac Angel

Pursuant to Mr. Angel’s employment agreement that was in place prior to his retirement from being our CEO, Mr. Angel is entitled to the following:

•
Salary: Annual gross salary of NIS2,141,000 (equal to approximately $665,941 based on the representative exchange rate set by the Bank of Israel on December 31, 2020), which is linked to the Israeli consumer price index.

•
Annual Performance Bonus: If the Company’s annual consolidated net income is above $20 million, an annual bonus calculated as follows: 75% of the annual bonus will be based on achievement of specific performance metrics that measure the financial performance of the Company (the “Financial Performance Bonus”) and 25% of the annual bonus will be determined at the discretion of the Compensation Committee based on the achievement of other goals, such as diversity, social and environmental responsibility and merger and acquisition activities (the “KPI Bonus”). The Financial Performance Bonus is equal to (a) 0.75% of the Company's annual consolidated net income up to $50 million (inclusive) and (b) 1.00% of the portion of Company's annual consolidated net income that is above $50 million, if any; provided that the Financial Performance Bonus shall not exceed $675,000. The Annual KPI Bonus shall not exceed $225,000.

•	Equity grants:

o	The first two grants pursuant to Mr. Angel’s employment agreement accelerated and were sold as part of the transaction with ORIX.

o
Third Grant: 100,000 SARs granted on June 14, 2016 with an exercise price equal to $42.87 per share of Common Stock underlying the SARs, the closing price of our Common Stock on the date of grant, under the 2012 ICP. The SARs vest in three equal installments on the two, three and four year anniversaries of the date of grant and expire seven years following the date of grant.  The vesting period for these SARs was accelerated in connection with the ORIX Transaction.  Please see Note (1) to the “Outstanding Equity Awards at Fiscal Year-End” table below.

o
Fourth Grant: 294,889 SARs granted on May 8, 2018 with an exercise price equal to $55.16 per share of Common Stock underlying the SARs, the closing price of our Common Stock on the date of grant, and 36,915 RSUs, under the 2018 ICP. Each RSU represents the right to receive one share of Common Stock upon vesting. These RSUs and SARs will vest 22%, 22%, 28% and 28%, respectively, on the one, two, three and four year anniversaries of the date of grant (vesting commencement date November 17, 2017).

RSUs and SARs granted to Mr. Angel are subject to claw-back in certain circumstances.

•
Termination: Each of the Company and Mr. Angel may terminate the employment agreement, for any reason, by providing six months prior notice of such termination (the “Notice Period”). Other than in the case of termination of employment by the Company for “Cause” (as defined in the employment agreement), Mr. Angel will be entitled to continue to receive his compensation during the Notice Period.

•
Termination in connection with a Change of Control: In the event that Mr. Angel’s employment is terminated by the Company without “Cause”, or he resigns for a “Good Reason” (as defined in the employment agreement) within two (2) months before, or twelve months following, the consummation of a “Change of Control” (as defined in the Employment Agreement), Mr. Angel is entitled to the following: (i) the Notice Period (and consequently, the period during which compensation is payable to Mr. Angel) will be extended from six months to twelve months; and (ii) all the stock options and SARs described above will be accelerated and will become fully vested and exercisable.

See also under “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at December 31, 2020

The following table sets forth the outstanding equity awards of our NEOs as of December 31, 2020:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(19)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(19)
Isaac Angel	100,000(1)		42.87	June 14, 2022
					11,093(2)	1,001,476
	212,325	82,574(3)	55.16	November 7, 2023
Doron Blachar	42,500(4)		42.87	June 14, 2022
	51,189	17,063(5)	63.35	November 7, 2023
		45,356(6)	63.40	July 1, 2026
					2,417(7)	218,206
					6,020(8)	543,485
							6,540(9)	590,431
Assaf Ginzburg		25,524(10)	68.34	May 12, 2026
					3,350(11)	302,438
							3,075(12)	277,611
Zvi Krieger	10,625(13)		42.87	June 14, 2022
	2,359	2,361(5)	63.35	November 7, 2023
					335 (7)	30,244
					2,160 (14)	195,004
	15,416	15,417 (15)	53.44	June 25, 2024
		20,808(16)	69.14	June 15, 2026
					2,760(17)	249,173
							2,885(18)	260,458
Shlomi Argas	10,625 (13)		42.87	June 14, 2022
	2,359	2,361 (5)	63.35	November 7, 2023
					335(7)	30,244
					2,160(14)	195,005
	15,416	15,417(15)	53.44	June 25, 2024
		20,808(16)	69.14	June 15, 2026
					2,760(17)	249,173
							2,885(18)	260,458
Hezi Kattan					1,868(14)	168,644
	13,333	13,333(15)	53.44	June 25, 2024
		20,808(16)	69.14	June 15, 2026
					2,760(17)	249,173
							2,885(18)	260,458

(1)
The vesting period for these SARs was accelerated in connection with the ORIX Transaction. As of November 2018, all 100,000 SARs were vested and are exercisable and the Common Stock acquired through the exercise may be sold, transferred or otherwise disposed.

(2)
Represents RSUs which vested 22% on each of the first and second-year anniversaries of the vesting commencement date (November 7, 2017) and 28% vested or will vest, as applicable on each of the third and the four-year anniversaries of the November 7, 2017 vesting commencement date.  Each RSU represents the right to receive one share of Common Stock upon vesting.

(3)
Represents SARs which vested 22% on each of the first and the second year anniversaries of the vesting commencement date (November 7, 2017) and 28% vested or will vest, as applicable on each of the third and four-year anniversaries of the November 7, 2017. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(4)
Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.  As of June 14, 2020, all shares of Common Stock acquired through the exercise of these SARs granted to Mr. Blachar on June 14, 2016 may be sold, transferred or otherwise disposed.

(5)
Represents SARs which vest 25% on each of the one, two, three and four year anniversaries of the November 7, 2017 grant date. The SARs will become fully exercisable in November 2021. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(6)
Represents SARs which begin to vest two years after the July 1, 2020 grant date, with 50% of the SARs vesting on the second anniversary of the grant date and 25% of the SARs vesting on each of the third and fourth anniversaries of the grant date. The SARs will become fully exercisable in July 2024. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(7)
Represents RSUs which vest 25% on each of the one, two, three- and four-year anniversaries of the November 7, 2017 grant date.  Each RSU represents the right to receive one share of Common Stock upon vesting.

(8)
Represents RSUs which will vest 50% on the second anniversary of the grant date, July 1, 2020, and 25% on each three and four year anniversaries of the grant date. The RSUs will become fully exercisable in July 2024.  Each RSU represents the right to receive one share of Common Stock upon vesting.

(9)
Represents PSUs which will vest 50% on the second anniversary of the grant date, July 1, 2020, and 25% on each three and four year anniversaries of the grant date. The PSUs will become fully exercisable on July 1, 2024.  Each PSU represents the right to receive one share of Common Stock upon vesting.

(10)
Represents SARs which begin to vest two years after the May 12, 2020 grant date, with 50% of the SARs vesting on the second anniversary of the grant date and 25% of the SARs vesting on each of the third and fourth anniversaries of the grant date. The SARs will become fully exercisable in May 2024. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(11)
Represents RSUs which will vest 50% on the second anniversary of the grant date, May 12, 2020, and 25% on each three and four year anniversaries of the grant date. The RSUs will become fully exercisable on May 12, 2024.  Each RSU represents the right to receive one share of Common Stock upon vesting.

(12)
Represents PSUs which will vest 50% on the second anniversary of the grant date, May 12, 2020, and 25% on each three and four year anniversaries of the grant date. The PSUs will become fully exercisable on May 12, 2024.  Each PSU represents the right to receive one share of Common Stock upon vesting.

(13)
Represents SARs which begin to vest two years after the June 14, 2016 grant date, with 50% of the SARs vesting on the second anniversary of the grant date and 25% of the SARs vesting on each of the third and fourth anniversaries of the grant date. As of June 14, 2020, all shares of Common Stock acquired through the exercise of these SARs granted on June 14, 2016 may be sold, transferred or otherwise disposed. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(14)
Represents RSUs which vest 50% on the second anniversary of the grant date, June 25, 2018, and 25% on each three and four year anniversaries of the grant date. The RSUs will become fully exercisable in June 2022.  Each RSU represents the right to receive one share of Common Stock upon vesting.

(15)
Represents SARs which vest 50% on the second anniversary of the grant date, June 25, 2018, and 25% on each three- and four-year anniversaries of the June 25, 2018 grant date. The SARs will become fully exercisable in June 2022. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(16)
Represents SARs which will vest 50% on the second anniversary of the grant date, June 15, 2020, and 25% on each three- and four-year anniversaries of the June 15, 2020 grant date. The SARs will become fully exercisable in June 2024. Each SAR represents the right to receive shares of Common Stock with a value equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(17)
Represents RSUs which will vest 50% on the second anniversary of the grant date, June 15, 2020, and 25% on each three and four year anniversaries of the grant date. The RSUs will become fully exercisable in June 2024.  Each RSU represents the right to receive one share of Common Stock upon vesting.

(18)
Represents PSUs which will vest 50% on the second anniversary of the grant date, June 15, 2020, and 25% on each three and four year anniversaries of the grant date. The PSUs will become fully exercisable in June 2024.  Each PSU represents the right to receive one share of Common Stock upon vesting.

(19)
The market value is based on the closing price of our Common Stock on December 31, 2020 of $90.28, multiplied by the number of units. All amounts shown for PSUs are shown at target level of achievement representing a 100 percent payout.

Option Exercises and Stock Vested in 2020

The following table provides information regarding the exercise of SARs and vesting of RSUs held by our NEOs during the year ended December 31, 2020.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Isaac Angel	-	-	11,092	882,480
Doron Blachar	-	-	2,418	192,376
Assaf Ginzburg	-	-	-	-
Zvi Krieger	-	-	2,494	161,335
Shlomi Argas	-	-	2,494	161,335
Hezi Kattan	-	-	1,868	116,545
__________

(1) Value realized on vesting is based on the fair market value of the shares at the time of vesting and includes the value of payments in lieu of fractional shares.

Potential Payments upon Termination or Change in Control

The employment agreements of our executives contain the following terms regarding post-termination and change in control payments:

Isaac Angel. On February 24, 2020, Mr. Angel notified the Company of his decision to retire from his position as CEO of the Company, effective July 1, 2020. Mr. Angel remained employed at the Company pursuant to the terms of the arrangement when he was the CEO through December 31, 2020 in order to assist with the transition and he did not receive any severance in connection with his retirement. At the Company’s Annual Meeting held in June 2020, Mr. Angel was elected to the Board, effective as of July 1, 2020, and following his election was appointed to serve as Chairman of the Board. Mr. Angel was not compensated for his service as a Board member until December 31, 2020, the date of termination of his employment with the Company.  In addition, his service as a member of the Board following such termination would be deemed to satisfy the service vesting requirements under his outstanding equity awards. Mr. Angel is not eligible to receive equity awards for his service as a member of the Board until his outstanding equity awards are fully vested.

Doron Blachar.  In the event that within 2 (two) months prior to or 12 (twelve) months following the occurrence of a “Change of Control” (as defined in the Blachar Employment Agreement), Mr. Blachar’s employment is terminated by the Company other than for “Cause” or he resigns for “Good Reason” (each as defined in the Blachar Employment Agreement), all of his outstanding equity awards will immediately vest, with performance-based equity awards vesting based on target level of performance. In addition, in the event Mr. Blachar’s employment is terminated by the Company without Cause or he resigns within two (2) months before, or twelve (12) months following, the consummation of a Change of Control, Mr. Blachar will be entitled to an extension of his notice period from six (6) months to twelve (12) months. The Company may provide for payment in lieu of notice. In the event of a termination of employment other than a termination for Cause which occurs prior to July 1, 2022, the Company will pay Mr. Blachar an amount equal to six times (6x) his monthly salary at such time and other related benefits due to him during the notice period. In addition, in the event of a termination of Mr. Blachar’s employment other than for “Cause,” he will be eligible to receive (i) an amount equal to the difference between (x) the product of his last month’s salary by the term of his employment and (y) the sums accumulated under his pension and/or manager insurance on account of his severance pay, including any profits and differentials, and (ii) a pro-rata portion of his annual cash bonus based on the number of months he was actually employed at the Company in such fiscal year.

Shlomi Argas.  In the event of a “Change of Control” as defined above, all options, SARs and RSUs granted to Mr. Argas will be accelerated and will become fully vested and immediately exercisable (or payable).

Zvi Krieger. In connection with his retirement, Mr. Krieger and Ormat Systems Ltd., a subsidiary of the Company, entered into a retirement agreement, dated December 16, 2020 (the “Retirement Agreement”).

During the period ending on June 30, 2022 (the “Termination Date”) Mr. Krieger will have various duties, as follows: (i) from the date of the execution of the Retirement Agreement through March 31, 2021, Mr. Krieger will continue to perform his duties and regular tasks as the Executive Vice President of Ormat; (ii) from April 1, 2021 until June 30, 2021, Mr. Krieger will continue to perform his duties and tasks in connection with certain power plants as well as the resource and drilling operations; and (iii) from July 1, 2021 until the Termination Date, Mr. Krieger will serve as a senior advisor to the Company’s CEO or in any other positions as agreed between Mr. Krieger and the Company’s CEO. Mr. Krieger will continue to serve as an employee in a full-time capacity until Termination Date, except that from July 1, 2021 through the Termination Date, Mr. Krieger will not be required to work in a full-time capacity unless otherwise required by the Company. During the period ending on June 30, 2022, he will be entitled to his regular salary and all benefits that he was entitled to as of the date of the execution of the Retirement Agreement, including participation in the annual bonus plan for the year 2020. Mr. Krieger will not be entitled to participate in the annual bonus plan for calendar year 2021 and thereafter. Mr. Krieger will be entitled to exercise any SARs and RSUs that were already awarded to him under the Company’s incentive compensation plans and that will become vested on or before the Termination Date.

At the Termination Date, in accordance with the terms of the Retirement Agreement, Mr. Krieger will be eligible to receive severance payments in the form of amounts accumulated in the manager insurance/pension fund on his behalf plus the severance payments according to the Israel Severance Pay Law. In addition, the Company is required to furnish Mr. Krieger with an order to the study fund to release to him all of the funds accumulated in his study fund until the termination date.

The Retirement Agreement contains a general waiver and release of claims in favor of Ormat. In addition, the Retirement Agreement was conditioned on Mr. Krieger executing a confidentiality, non-compete and intellectual property agreement which contains non-competition and non-solicitation provisions that are designed to restrict Mr. Krieger from the following activities for a period of 12 months following his termination of employment: (i) holding an interest (other than a minority interest in a public company) in a competitive business, (ii) engaging in activities competitive with the business, (iii) soliciting any employee of Ormat Systems Ltd. and its affiliates, and (iv) soliciting any customers.

We believe that the change in control provisions in the employment agreements for our executives are appropriate to help ensure that, if a change in control occurs, our executives can act in the best interest of all our stockholders without concern for the uncertainty and without the distraction that would result from the effects a change in control could have on our executives’ personal interests. We believe the purpose of these change in control provisions is to protect our NEOs from termination of employment that frequently occurs upon a change in control, rather than to provide a payment when the change in control occurs even though the NEO’s employment is continued. We also believe that the level of post-termination payments for our NEOs is competitive and appropriate.

Except as set forth above, our executives do not have specific change in control payment provisions in their employment agreements (however, see above with respect to acceleration of vesting of equity-based awards). All of our executives are entitled to salary and payment of other compensation during the relevant notice period.

Certain of our executive officers are based in Israel on a full-time or part-time basis, and thus are also entitled to lump sum severance pay amounting to their last monthly salary multiplied by the number of years of their service for the Company under Israeli law. Our executive officers are also entitled to payments under our defined contribution plan. The employment agreements of our current executive officers do not include non-compete or non-solicitation provisions, with the exception of the employment agreements of Messrs. Angel, Blachar, Ginzburg, Krieger, Argas and Kattan.

Estimated Payments and Benefits upon Termination

The amount of compensation and benefits payable to each of our NEOs in the event of termination without cause or as a consequence of a change in control has been estimated in the table below. The Company does not provide excise tax gross-ups for change in control payments. There is no distinction in the calculation of the termination payments due to our executives in the event of termination without cause or termination upon a change in control, except in the case of our CEO, whose payments and benefits upon termination are described under “Potential Payments upon Termination or Change in Control” above. The amounts have been calculated based on the assumption that the termination occurred on December 31, 2020.

Name	Termination without Cause ($)	Change in Control ($)
Doron Blachar	566,066	4,163,173
Assaf Ginzburg	78,234	78,234
Zvi Krieger	654,316	654,316
Shlomi Argas	815,697	2,622,001
Hezi Kattan	174,476	174,476

PAY RATIO

Our CEO, Doron Blachar, had fiscal year 2020 total compensation of $2,405,763, as reflected in the Summary Compensation Table included in this Proxy Statement. We estimate that the median of the annual total compensation of all Ormat employees for the year ended December 31, 2020, except our CEO, was $77,000. As a result, Mr. Blachar’s annual total compensation was approximately 31 times that of the median annual total compensation of all employees.

We generally grant equity awards to our executive officers every other year, and in 2019 we did not grant equity awards to our NEOs. In 2020, we granted equity awards to our NEOs, including our CEO, that are intended to cover the period of 2020 and 2021.  If the grant date fair value of the equity awards to the CEO are spread equally across 2020 and 2021 CEO compensation, Mr. Blachar’s annual total compensation was approximately 21 times that of the median annual total compensation of all employees.

Identifying the Median Employee

We identified the median employee using compensation information derived from our payroll records. Our methodology in calculating the annual total compensation for employees other than our CEO included salary, social benefits, health insurance and cash bonus. Accordingly, the calculation included the following compensation components in the following jurisdictions: (a) in the U.S., annual total compensation included salary, health insurance (employer’s portion) and 401(k) (employer’s portion); (b) in Israel, annual total compensation included salary, bonus (including discretionary bonus) and social benefits; and (c) in jurisdictions where we have employees other than the U.S. and Israel, annual total compensation included salary, bonus and social benefits. Equity awards were included in the calculation of annual total compensation.

In identifying the median employee and determining total compensation or any elements of total compensation, we did not make any cost-of-living adjustments or any other material assumptions, adjustments or estimates, except as otherwise disclosed herein.

DIRECTOR COMPENSATION

The cash compensation of our non-employee directors is as follows:

•	Base annual retainer of $60,000 as fees related to their service on our Board.

•	Board and committee meeting fees are subject to an aggregate $35,000 cap, regardless of the number of meetings such director attends. The fees include:

-	$2,500 per day for each in-person Board meeting attended; $500 per day for each telephonic Board meeting attended; and $1,000 per day for telephonic participation in an in-person Board meeting.

-	$1,500 per day for each in-person committee meeting attended and $500 per day for each telephonic committee meeting attended.

•
The Chairs of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Investment Committee receive supplemental annual cash retainers of $15,000, $10,000, $10,000 and $10,000, respectively, none of which are subject to the $35,000 cap.

•
The non-employee Chairman of the Board receives a supplemental annual retainer with an aggregate value of $100,000, consisting of a $40,000 cash retainer and equity compensation with a value of $60,000, as further described below.

•	We promptly reimburse all directors for transportation and lodging expenses actually incurred to attend meetings of our Board or committees.

The Company customarily grants the annual award of equity compensation with an aggregate value of $120,000 to its non-employee directors in November of each year.

On June 15, 2020, following their election to our Board, each of Mr. Bruggink and Mr. Takahashi were granted equity compensation with an aggregate value of $50,000 and a target value mix of 80% RSUs and 20% SARs, with the actual number of RSUs and SARs based on the closing price of our Common Stock on the next business day following the date of grant. Mr. Takahashi declined the grant of, and thus was deemed never to have acquired the RSUs and the award of RSUs was subsequently cancelled for no value.

On November 4, 2020 each of our directors was granted annual equity compensation with an aggregate value of $120,000 and a target value mix of 80% RSUs and 20% SARs, with the actual number of RSUs and SARs based on the closing price of our Common Stock on the next business day following the date of grant. Mr. Koyanagi and Mr. Takahashi declined the grant of, and thus were deemed never to have acquired, the RSUs and the award of RSUs was subsequently cancelled for no value.

The following table sets forth the total compensation paid to each member of our Board during the year ended December 31, 2020 (except for Mr. Angel who did not receive any compensation for his service on the Board in 2020):

Name	Fee Earned or Paid in Cash ($)		Stock Awards($)(1)		Options Awards ($)(2)	Total ($)
Ravit Barniv	103,000		96,000		24,000	223,000
Dan Falk	108,500		96,000		24,000	228,000
Albertus Bruggink	41,000		136,000		34,000	211,000
Todd C. Freeland	74,250	(4)	-		-	74,250
David Granot	102,000		96,000		24,000	222,000
Stan H. Koyanagi	-	(3)	-	(3)	24,000	24,000
Yuichi Nishigori	-	(4)	-		-	-
Hidetake Takahashi	-	(3)	-	(3)	34,000	34,000
Dafna Sharir	83,500		96,000		24,000	203,500
Stanley B. Stern	77,500		96,000		24,000	197,500
Byron Wong	77,500		96,000		24,000	197,500

(1)
Represents the grant date fair value of RSU awards based on Ormat’s closing stock price on the next day of business following the date of grant. Each RSU represents the right to receive one share of Common Stock upon vesting.

(2)	Represents the grant date fair value of SARs awards. For a discussion of the assumptions used in reaching this valuation, see footnote 3 to the Summary Compensation Table above.

(3)	Mr. Koyanagi and Mr. Takahashi elected to forego the cash retainer and the RSU awards to which members of our Board are entitled for 2020.

(4)	Mr. Freeland and Mr. Nishigori did not stand for reelection at the annual meeting of the Company in 2020.

The following table provides a summary of the aggregate number of unexercised SARs and unvested RSUs outstanding for each of our non-employee directors as of December 31, 2020.

Name	Unexercised Options Outstanding	Unexercised SARs Outstanding	Unvested RSUs Outstanding
Ravit Barniv	-	5,507	1,430
Dan Falk	-	5,507	1,430
Albertus Bruggink	-	1,893	2,010
Todd C. Freeland	-	-	-
David Granot	-	5,507	1,430
Stan H. Koyanagi	7,500	4,146	-
Yuichi Nishigori
Hidetake Takahashi	-	1,893	-
Dafna Sharir	-	4,918	1,430
Stanley B. Stern	15,000	5,507	1,430
Byron Wong	7,500	4,146	1,430

TRANSACTIONS WITH RELATED PERSONS

On May 4, 2017, the Company entered into a commercial cooperation agreement (the “CCA”), a registration rights agreement (the “RRA”) and the Governance Agreement (collectively, the “Transaction Agreements”) with ORIX in connection with the ORIX Transaction. The Transaction Agreements became effective upon the closing of the ORIX Transaction on July 26, 2017.

Commercial Cooperation Agreement

Pursuant to the Commercial Cooperation Agreement, the Company and its affiliates have an exclusive right of first refusal to own, invest in, develop and operate new geothermal business opportunities outside the State of Japan that are sourced by or presented to ORIX or its affiliates after the effective date of the Commercial Cooperation Agreement, subject to certain limitations. The Company and its affiliates also have the exclusive right to provide certain geological, engineering, procurement, construction, operational and/or management services, and the option to acquire up to 49% ownership of all geothermal projects within the State of Japan that (i) are new geothermal business opportunities sourced by or presented to ORIX or its affiliates after the effective date of the Commercial Cooperation Agreement, (ii) have an expected generating capacity of greater than 15 MW and (iii) that are 100% owned by ORIX or its affiliates, or with respect to which ORIX or its affiliates have the ability to control all relevant decisions without being required to obtain any third party consent. Subject to certain limitations, ORIX and its affiliates must use their commercially reasonable efforts to engage the Company or its affiliates to provide certain geological, engineering, procurement, construction, operational and/or management services to all geothermal projects within the State of Japan that meet the foregoing criteria, but that have an expected generating capacity of 15 MW or less. Furthermore, ORIX must use commercially reasonable efforts to assist the Company and its affiliates in obtaining project financing for geothermal projects from certain providers of debt financing with which ORIX or its affiliates have a commercial relationship at the applicable time.

The Commercial Cooperation Agreement will be suspended during any period in which ORIX and its affiliates cease to own, collectively, at least 13% of the voting power of all of our outstanding Common Stock or other securities entitled to vote generally for the election of directors to the Board. During any such period, neither the Company nor ORIX will have any obligations under the Commercial Cooperation Agreement nor will they be liable for any claims under the Commercial Cooperation Agreement that arise during such period.  The Commercial Cooperation Agreement may not be terminated except (i) by mutual agreement of the Company and ORIX, (ii) on the effective date of termination of the Governance Agreement (other than a termination resulting from the breach thereof by ORIX or its affiliates), (iii) in the event of an uncured event of default or (iv) upon certain bankruptcy or insolvency events with respect to any of the parties thereto.

Governance Agreement

The Governance Agreement sets forth the rights and obligations of the Company and ORIX with respect to certain corporate governance matters of the Company, including, but not limited to, the appointment of directors to our Board, the composition of Board Committees and voting with respect to matters submitted to a vote of the stockholders of the Company. The Governance Agreement also sets forth limitations on the ability of ORIX and its affiliates to acquire our securities in excess of certain thresholds.

Pursuant to the Governance Agreement, the Company (i) appointed the three directors designated by ORIX to our Board to fill the vacancies created by the resignation of three of the Company’s former directors from the Board upon the closing of the ORIX Transaction and (ii) increased the size of the Board to nine directors and appointed the Independent Director to our Board.  See “Corporate Governance—Overview” above for additional information concerning ORIX’s and the Company’s rights to designate director nominees for election to our Board and appointment to Board Committees pursuant to the Governance Agreement.

Under the Governance Agreement, the Company and our Board must cause each director nominee designated by ORIX and the Independent Director to be included in management’s slate of nominees for election as a director at each annual or special meeting of stockholders of the Company at which directors are to be elected. The Company must also use reasonable best efforts to cause the election of each such director nominee and Independent Director and, in the event any such director nominee or Independent Director fails to be elected or, following election, ceases to be a director for any reason, ORIX has the right to designate replacement director nominees or fill the vacancy on our Board, as applicable, subject to approval by the Company. The Governance Agreement also provides that ORIX will vote or cause to be voted all securities beneficially owned by ORIX and its affiliates in favor of the election of all director nominees nominated by the Nominating and Corporate Governance Committee, and ORIX will not take, alone or in concert with others, any action to remove or oppose any director or director nominee nominated by the Nominating and Corporate Governance Committee.

The Governance Agreement also restricts ORIX and its affiliates from taking certain actions during the period that began upon the closing of the ORIX Transaction on July 26, 2017 and ends on the later of the third anniversary of such closing and the date on which ORIX is no longer entitled to nominate any directors to our Board (the “Standstill Period”), including:

•
beneficially owning, individually or as part of a group, any class or series of voting securities of the Company in excess of 30% of the aggregate amount of the then-outstanding voting securities of such class or series;

•
engaging in any “solicitation” of “proxies” (as those terms are defined under Regulation 14A under the Exchange Act) relating to the election of directors with respect to the Company, becoming a “participant” (as such term is defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by our Board or otherwise seeking to influence any person or group with respect to the voting of any voting securities of the Company other than with respect to ORIX’s director nominees;

•	voting in favor of or otherwise supporting any transaction that would result in a Change of Control (as defined in the Governance Agreement) of the Company, if the transaction is opposed by our Board;

•
making any public request or proposal seeking to have the Company waive or make amendments to our organizational documents in a manner that would either impede or facilitate a Change of Control of the Company; and

•	making any public request or proposal that the Company effect any material change to its dividend policy.

Such restrictions will be suspended upon certain events, including, but not limited to, the Company’s entering into a definitive agreement providing for a transaction that would result in a Change of Control.

During the Standstill Period, ORIX is also required to vote or cause to be voted, on any action to be taken by the Company’s stockholders, in proportion to votes cast by all the stockholders of the Company (other than ORIX and its affiliates), all voting securities of the Company representing in excess of 25% of the outstanding voting power of the Company.

The Governance Agreement grants ORIX preemptive rights in the event of certain issuances of securities by the Company, as well as information rights with respect to the Company’s business, operations, finances, personnel and prospects, upon ORIX’s reasonable request, but in no event more than once during any twelve-month period.

The Governance Agreement will terminate or may be terminated as follows:

•	at the time ORIX and its affiliates collectively hold less than 5% of the voting power of all the outstanding voting securities of the Company;

•	upon the mutual written agreement of the Company and ORIX;

•	by ORIX, upon a material breach by the Company of the Governance Agreement that has not been cured within ten business days after written notice thereof has been received by the Company; or

•	by the Company, upon a material breach by ORIX of the Governance Agreement that has not been cured within ten business days after written notice thereof has been received by ORIX.

On April 13, 2020, the Company and ORIX entered into an amendment (the “Amendment”) to the Governance Agreement that facilitates the expansion of the Board of Directors in order to allow the addition of Mr. Angel as a director prior to his retirement as CEO of the Company on July 1, 2020.  Pursuant to the Amendment:

•
ORIX agreed to take such action as is necessary to procure that at least a majority of the directors designated by ORIX consent to increase the number of directors on Board of Directors to a maximum of ten directors, effective on the date of the Company’s annual general meeting in 2020; subject to any such expansion solely being made solely for the purpose of the Company’s current CEO, Isaac Angel and no other party, serving on the Board of Directors as an additional director to those currently serving.

•
The Company agreed to take all such steps as are necessary to ensure that only nine or fewer individuals (inclusive of the directors designated by ORIX) are nominated for approval at its annual general meeting to occur in 2021.

•
The Company agreed that in the event that it has not convened and completed its annual meeting in 2021 on or prior to a date that is 15 months from the date of the Annual Meeting and the number of directors exceeds nine (inclusive of the directors designated by ORIX), the Chair of the Board of Directors shall at the earliest time practicable convene a special meeting of the Board of Directors to take any and all such action as is necessary to reduce the size of the Board to no more than nine directors (including the directors designated by ORIX) with immediate effect.

Registration Rights Agreement

The Registration Rights Agreement provides, among other things, that ORIX may, at any time, request that the Company file a registration statement with the SEC in order to permit a public offering and sale of Company securities held by ORIX. ORIX may exercise such demand registration rights twice, provided that ORIX will be entitled to exercise such demand registration rights a third time in the event the Company includes shares for its own account or other selling stockholders in an offering pursuant to either of the first two demand registrations.  ORIX may not exercise such demand registration rights less than 120 days following the effective date of a registration statement filed by the Company in respect of such demand registration rights or any other registration of securities held by ORIX.  The Registration Rights Agreement also provides that if at any time the Company proposes to file a registration statement with the SEC in connection with any public offering of its common stock, ORIX will be permitted to require the Company to include the securities held by ORIX in such registration.  At least 5 business days before the Company files any registration statement registering securities held by ORIX or any related prospectus, or any amendment or supplement thereto, the Company must furnish to ORIX for review copies of all documents proposed to be filed and include in such documents reasonable changes as ORIX and the Company may agree should be included.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof) and adopted a written policy on transactions with related persons. Under this policy:

•
any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Audit Committee; provided that a majority of the members of the Audit Committee are disinterested; and

•
any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•
management must disclose to the Audit Committee the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the Audit Committee as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the Audit Committee as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the Audit Committee as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Audit Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent or “non-employee” director, as applicable, under the rules and regulations of the SEC and the NYSE.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2020.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation plans approved by security holders	5,000,000	*	59.95	2,516,498	†
Equity Compensation plans not approved by security holders			-	-
Total	5,000,000	*	59.95	2,516,498	†
___________

*
Stock options, SARs and RSUs were issued pursuant to the 2012 Incentive Compensation Plan (the “2012 ICP”) and the 2018 Incentive Compensation Plan that was approved at the 2018 Annual Stockholders Meeting (the “2018 ICP”). Shares of our Common Stock to be issued upon exercise of these equity awards are registered on our Registration Statement on Form S-8 covering 4,000,000 shares filed with the SEC on May 18, 2012 and our Registration Statement filed with the SEC on May 8, 2018 covering 5,000,000 shares.

†
Following the approval at the 2018 Annual Meeting of Stockholders of our 2018 ICP no further awards will be granted under the 2012 ICP, though there are still unexercised options outstanding under the 2012 ICP.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the form of proxy.

OTHER INFORMATION

Householding of Proxies

Under rules adopted by the SEC, we are permitted to deliver a single Notice of Internet Availability of Proxy Materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to be entitled to submit a separate proxy or voting instructions.

The Company is not householding this year for those stockholders who own their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports and proxy materials, please contact us at Ormat Technologies, Inc., 6140 Plumas St., Reno, Nevada 89519, Attention: Corporate Secretary, telephone (775) 356-9029.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders.  If your household receives a single Notice of Internet Availability of Proxy Materials for this year, but you would like to receive your own copy, please contact us as stated above, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Additional Filings

The Company’s reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website, www.ormat.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.  Our Code of Business Conduct and Ethics, Code of Ethics Applicable to Senior Executives, Audit Committee Charter, Corporate Governance Guidelines, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Investment Committee Charter and amendments thereto are also available at our website, as described above.  If we make any amendments to our Code of Business Conduct and Ethics or Code of Ethics Applicable to Senior Executives or grant any waiver, including any implicit waiver, from a provision of either code applicable to our CEO, CFO or principal accounting officer requiring disclosure under applicable SEC rules, we intend to disclose the nature of such amendment or waiver on our website. The content of our website, however, is not part of this Proxy Statement.

You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this Proxy Statement or by calling us at (775) 356-9029.

Stockholder Proposals for 2022 Annual Meeting of Stockholders

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s annual meeting of Stockholders or nominate persons for election to the Board. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in the Company’s proxy statement for the Company’s 2022 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2022 proxy statement, any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than November 25, 2021, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, stockholders seeking to present a stockholder proposal or nomination at the Company’s 2022 Annual Meeting of Stockholders, without having it included in the Company’s proxy statement, must timely submit notice of such proposal or nomination. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2021 Annual Meeting of Stockholders, unless the date of the 2022 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2021 Annual Meeting of Stockholders. For the Company’s 2022 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than January 5, 2022 and no later than February 4, 2022. If the date of the 2021 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2021 Annual Meeting of Stockholders, the stockholder must submit any such proposal or nomination no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting of Stockholders, or if the first public announcement of the date of the 2022 Annual Meeting of Stockholders is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which the public announcement of the date of such meeting is first made.

Notices of any proposals or nominations for the Company’s 2022 Annual Meeting of Stockholders should be sent to Ormat Technologies, Inc., Corporate Secretary, 6140 Plumas St., Reno, Nevada 89519.

ORMAT TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Doron Blachar, Chief Executive Officer, and Assaf Ginzburg, Chief Financial Officer, and each of them, as proxies, each with full power of substitu- tion, to represent the signers and vote as designated on the reverse side, all the shares of Common Stock of Ormat Technologies, Inc. held of record by the undersigned on March 11, 2021 at the Annual Meeting of Stockholders to be conducted via live audio webcast, 10:00 AM EDT, at https://web.lumiagm.com/251938693 Password: ora2021, and at any  adjournment or postponement thereof.

You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting https://web.lumiagm.com/251938693 Password: ora2021.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

ORMAT TECHNOLOGIES, INC.

May 5, 2021  10:00 AM EDT

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and annual report to security holders are available at
http://materials.proxyvote.com/686688

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of each Director nominee and “FOR” proposals 2 and 3.		1.	Election of Directors.
				FOR	AGAINST	ABSTAIN
			(A) Isaac Angel	☐	☐	☐
			(B) Albertus Bruggink	☐	☐	☐
			(C) Dan Falk	☐	☐	☐
			(D) David Granot	☐	☐	☐
			(E) Mike Nikkel	☐	☐	☐
			(F) Dafna Sharir	☐	☐	☐
			(G) Stanley B. Stern	☐	☐	☐
			(H) Hidetake Takahashi	☐	☐	☐
			(I) Byron G. Wong	☐	☐	☐

		2.	To ratify the appointment of Kesselman Kesselman, a member firm of PricewaterhouseCoopers International Limited, as independent auditors of the Company for 2021.	☐	☐	☐

		3.	To approve, in a non-binding, advisory vote, the compensation of our named executive officers.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
	☐	Note: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjustment or postponement thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.